EXHIBIT 10.1

                   AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT (hereinafter referred to as this "Agreement") executed as of the 30th day of December, 2003, by and among DELTA PETROLEUM CORPORATION, a Colorado corporation, DELTA EXPLORATION COMPANY, INC., a Colorado corporation, PIPER PETROLEUM COMPANY, a Colorado corporation (collectively referred to herein as the "Borrowers" and each individually as a "Borrower"), BANK OF OKLAHOMA, N.A., a national banking association ("BOK"), and each of the other financial institutions which is a party hereto (as evidenced by the signature pages to this Agreement) or which may from time to time become a party hereto pursuant to the provisions of
Section 26 below or any successor or assignee thereof (collectively referred to herein as the "Banks", and each individually as a "Bank") and BOK, as Agent ("Agent").

                                  RECITALS

     A. The Borrowers, BOK and the other lenders named therein are parties to a Credit Agreement dated as of May 31, 2002, as previously amended (as so amended, the "Prior Credit Agreement").

     B. Borrowers, Agent and the Banks desire that this Amended and Restated Credit Agreement be executed and delivered in order to provide for the terms:
(1) upon which the loans made pursuant to the Prior Credit Agreement will be refinanced hereunder, (2) upon which Agent, on behalf of the Banks, will make advances to the Borrowers and issue letters of credit upon the request of the Borrowers and by which such advances and letters of credit will be governed and repaid, and (3) upon which BOK, for its own account and not on behalf of the Banks, will make available to the Borrowers a guidance line of credit in support of the Borrowers' hedging activities conducted through BOK in order to facilitate such hedging activities and by which such guidance line of credit will be governed and repaid.

                                AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. Definitions. When used herein the terms "Agent", "Agreement", "Bank", "Banks", "BOK", "Borrower" and "Prior Credit Agreement" shall have the meanings indicated above. When used herein the following terms shall have the following meanings:

     "Advance or Advances" shall mean a loan or loans under the Revolving Commitment.

     "Affiliate" shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean a member of the board of directors, a general partner or an executive officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.

     "Applicable Margin" shall mean the number of Basis Points per annum set forth below, determined as a function of the Applicable Borrowing Base Usage
Ratio:

APPLICABLE
BORROWING BASE         BASE RATE      LIBOR       NON-USE
USAGE RATIO            MARGIN         MARGIN      FEE
-----------------      ---------      ------      -------

>-  90%                 + 50          285           37.5s
>- 75% but < 90%        + 25          260           37.5
>- 50% but < 75%           0          225           25
< 50                    - 50          175           25

     "Applicable Borrowing Base Usage" shall mean the ratio of the Total Outstandings to the immediately preceding Borrowing Base determined as set forth in Section 5 below. For the purposes of this definition, the term Total Outstandings shall mean the average of the Total Outstandings for the immediately preceding thirty (30) days prior to the Determination Date (as such term is defined in Section 5 below).

     "Assignment and Acceptance" shall mean a document substantially in the form of Exhibit "D" attached hereto and made a part hereof.

     "Basis Point" shall mean one one-hundredth of one percent (0.01%).

     "Borrower/BOK Hedging Obligations" shall mean Hedging Obligations incurred by the Borrowers (or any of them) to BOK in connection with any one or more hedging transactions of the Borrowers (or any of them) arranged through BOK and as to which BOK is acting as the counter-party.

     "Borrowing Base" shall mean the value assigned by the Banks from time to time to the Oil and Gas Properties pursuant to Section 5 below. As of the date of closing hereof, the Borrowing Base shall be $32,850,000.00.

     "Borrowing Date" shall mean the date elected by the Borrowers pursuant to
Section 2(b) below for an Advance on the Revolving Loan.

     "Business Day" shall mean :(i) with respect to the making, prepaying, repaying or issuance of, or otherwise relating to, any LIBOR Tranche, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado, in Tulsa, Oklahoma, in New Orleans, Louisiana or in New York, New York and which is also a day on which dealings are carried on in the London interbank eurocurrency market, and (b) for all other purposes hereof, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado, in Tulsa, Oklahoma or in New Orleans, Louisiana.

     "Change of Management" shall mean any material change in the management personnel of any of the Borrowers, including without limitation any change that results in Roger Parker ceasing to hold a key, as determined by the Banks, management position with the Borrowers.

     "Collateral" shall have the meaning given such term in Section 4(a) below.

     "Commitment Fee" shall mean that certain fee payable by the Borrowers to Agent for the ratable benefit of the Banks for maintaining funds available for Borrowers, in the following amounts and due and payable at the following times: (i) at closing, thirty-five (35) basis points times the Revolving Commitment in effect on the date that the initial Advance is made hereunder and (ii) at the time of each subsequent increase in the Revolving Commitment, thirty-five (35) basis points times the amount, if any, by which the Revolving Commitment is to be increased in excess of the largest Revolving Commitment upon which a Commitment Fee shall have previously been paid by the Borrowers pursuant to this Agreement.

     "Contested in Good Faith" shall mean a matter (a) which is being contested in good faith by or on behalf of any Person, by appropriate and lawful proceedings diligently conducted, satisfactory to Agent, and for which a reserve has been established in an amount determined in accordance with GAAP, (b) in which foreclosure, distraint, sale, forfeiture, levy, execution or other similar proceedings have not been initiated or have been stayed and continue to be stayed, and (c) in which a good faith contest will not materially detract from the value of the Collateral (set forth herein in Section 4), materially jeopardize the rights of the Banks or the Borrowers with respect thereto, materially interfere with the operation by the Borrowers of the Borrowers' business, or otherwise have a Material Adverse Effect.

     "Current Assets" shall mean the total of the Borrowers' consolidated current assets determined in accordance with GAAP, less the value, as determined by the Banks, of Borrowers' current derivative contracts, as of and for the time period in question.

     "Current Liabilities" shall mean the total of the Borrowers' consolidated current obligations determined in accordance with GAAP, less (a) the current portion of the Revolving Commitment, (b) the current portion of the Borrowers' loan evidenced by that certain Loan Agreement and related documents between Kaiser-Francis Oil Company and Delta Petroleum Corporation dated December 1, 1999, and (c) the value, as determined by the Banks, of Borrowers' current derivative contracts, as of and for the time period in question.

     "Debt" shall mean, with respect to any Person, all obligations and liabilities of such Person to any other Person including, without limitation, all debts, claims, overdrafts, contingent liabilities and indebtedness heretofore, now and/or from time to time hereafter owing, due or payable, however, evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise as shown in Borrowers' Financial Statements.

     "Default" shall mean any Event of Default and the occurrence of an event or condition which, with the giving of any requisite notice, the passage of time, or both, would constitute an Event of Default.

     "Default Rate" shall mean a per annum variable rate of interest equal to the interest rates then otherwise applicable hereunder as then in effect with respect to the Prime Rate Portion plus five percent (5%) per annum, calculated on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed (including the first day but excluding the last day), but in no event exceeding the Maximum Rate.

     "Defaulting Bank" shall have the meaning given such term in Section 3(f) below.

     "EBITDAX" shall mean, for any fiscal quarter of the Borrowers, Net Income of the Borrowers for such fiscal quarter plus, without duplication and to the extent deducted in determining Net Income for such fiscal quarter, the sum of:
(a) income tax expense, (b) interest expense, (c) depreciation, depletion and amortization expense, (d) any extraordinary expenses or losses (including losses on sales of assets other than inventory sold in the ordinary course of business) and (e) any other non-cash charges, and minus, to the extent included in the calculation of Net Income for such fiscal quarter, the sum of
(x) interest income, (y) any extraordinary income or gains (including gains on sales of assets other than inventory sold in the ordinary course of business) and (z) any other non-cash income, all as determined for the Borrowers on a consolidated basis in accordance with GAAP; provided that if there have taken place any one or more acquisitions or dispositions of assets by the Borrowers in an aggregate amount in excess of $1,000,000 during such four consecutive fiscal quarters, such calculations shall be adjusted to be on a pro forma basis as if any and all such acquisitions or dispositions had taken place on the first day of the first such fiscal quarter.

     "Effective Date" shall mean the date of this Agreement.

     "Eligible Assignee" shall mean any of (a) a Bank or any Affiliate of a Bank; (b) a commercial bank or federal savings association organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000.00, provided that such bank is acting through a branch or agency located in the United States; (d) a Person that is primarily engaged in the business of commercial banking and that is: (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary; (e) any other entity (other than a natural person) which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including, but not limited to, insurance companies, mutual funds, investments funds and lease financing companies; and (f) with respect to any Bank that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor of such Bank or by an Affiliate of such investment advisor (and treating all such funds so managed as a single Eligible Assignee); provided, however, that no Affiliate of any Borrower shall be an Eligible Assignee.

     "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund
Amendments and Reauthorization Act of 1986, 42 U.S.C.A. Sec. 9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. Sec. 6901, et seq., the Clean Air Act, 42 U.S.C.A. Sec. 1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. Sec. 2601, et seq., The Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, order and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or "hazardous substances" as defined by 42 U.S.C. Sec. 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

     "Environmental Liability" shall mean any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien (as hereinafter defined) which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

     "Environmental Lien" shall mean a Lien in favor of any court, governmental agency or instrumentality or any other Person (a) for any Environmental Liability or (b) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other Person in response to a release or threatened release of asbestos or "hazardous substance" into the environment, the imposition of which Lien could reasonably be expected to have a Material Adverse Effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Extended Hedging Repayment Date" shall mean, with respect to any Borrower/BOK Hedging Obligation payable on any particular Hedging Settlement Date, such later date (if any such later date is agreed to by the parties in the relevant confirmation or other document delivered pursuant to or in connection with the ISDA Agreement) to which Borrowers' obligation (or any Borrower's obligation) to make payment or delivery is extended.

     "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

     "Financial Statements" shall mean balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules, prepared in accordance with GAAP.

     "Funded Debt Ratio" shall mean, at any time, the ratio of: (a) any and all interest-bearing indebtedness of the Borrowers at that time, to (b) the Borrowers' EBITDAX for the most recently completed four consecutive fiscal quarters for which quarterly financial statements have been delivered by the Borrowers to Agent or the Banks pursuant hereto, all as determined for the Borrowers on a consolidated basis in accordance with GAAP.

     "GAAP" shall mean generally accepted accounting principles, consistently applied.

     "Hedging Guidance Line" shall have the meaning given such term in Section 2(i) below.

     "Hedging Obligations" shall mean, with respect to any Person, all liabilities of such Person under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements and arrangements designed to protect such Person against changes in interest rates or currency exchange rates or fluctuations in the price of oil, gas, hydrocarbons or other commodities.

     "Hedging Settlement Date" shall mean, with respect to any Borrower/BOK Hedging Obligation, the first date upon which, under the ISDA Agreement (and without consideration of any extensions granted thereunder or in connection therewith), payment or delivery is due from the Borrowers (or any of them) to BOK for any amount payable in respect of such Borrower/BOK Hedging Obligation.


     "Interest Payment Date" shall mean the last day of each month during the term hereof, commencing January 31, 2004.

     "Interest Rate Election" shall mean an election delivered by the Borrowers to Agent from time to time in the form of Exhibit "F" attached hereto and made a part hereof.

     "ISDA Agreement" shall mean an ISDA Master Agreement heretofore or hereafter entered into between the Borrowers (or any of them) and BOK governing hedging transactions arranged by BOK on behalf of the Borrowers (or any of them) and as to which BOK is named as the counter-party.

     "Letters of Credit" shall have the meaning given such term in Section 2(c) below.

     "LIBOR (Adjusted)" shall mean, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined pursuant to the following formula:

                                   LIBOR (Unadjusted)
                            -------------------------------
         LIBOR (Adjusted) = 1.00 - LIBOR Reserve Percentage

     "LIBOR Interest Period" shall mean, with respect to each LIBOR Tranche, a period of one, two, three or six months, as specified in the Interest Rate Election submitted by the Borrowers pursuant to Section 3(j) below with respect thereto, beginning on and including the date specified in such Interest Rate Election (which must be a Business Day) and ending on (but not including, for the purpose of computing the number of days in the LIBOR Interest Period) the date which corresponds numerically to such beginning date one, two, three or six months thereafter (or if such month has no numerically corresponding date, on the last Business Day of such month); provided that each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such LIBOR Interest Period shall end on the Business Day next preceding such numerically corresponding day. No LIBOR Interest Period may be elected which would end after the Maturity Date.

     "LIBOR Reserve Percentage" shall mean, with respect to any LIBOR Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors of the Federal Reserve System and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the Board of Governors of the Federal Reserve System, having a term approximately equal or comparable to such LIBOR Interest Period.

     "LIBOR Tranche" shall mean a portion of the Revolving Loan outstanding for a specific LIBOR Interest Period and bearing interest at a fixed rate based upon LIBOR (Adjusted).

     "LIBOR (Unadjusted)" shall mean, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum (expressed as a decimal) determined by Agent, in accordance with its customary practices, to be representative of the rates at which deposits of U.S. dollars are being offered in the London interbank eurocurrency market for delivery on the first day of such LIBOR Interest Period in an amount equal or comparable to the amount of such LIBOR Tranche and for a period of time equal or comparable to the length of such LIBOR Interest Period. LIBOR (Unadjusted), as determined by Agent with respect to a particular LIBOR Tranche, shall be fixed at such rate for the duration of the associated LIBOR Interest Period. If Agent is unable to determine LIBOR (Unadjusted) as described above for any LIBOR Tranche, or if the associated LIBOR (Adjusted) would exceed the maximum rate of interest, if any, then permitted to be charged on the Notes under applicable law, the Borrowers shall be deemed to have elected to have included in the Base Rate Portion the portion of the Revolving Loan that would otherwise have been included in such LIBOR Tranche.

     "Lien" shall mean any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

     "Loan" shall mean the Revolving Loan.

     "Loan Documents" shall mean this Agreement, the Notes, the Security Instruments and all other documents executed in connection with the transaction described in this Agreement.

     "Majority Banks" shall mean Banks holding 80.00% or more of the Revolving Commitments or if the Revolving Commitments have been terminated, Banks holding 80.00% or more of the Total Outstandings.

     "Material Adverse Effect" shall mean any circumstance or event which could substantially impair (a) the consolidated assets or properties, liabilities, financial condition, business, operations, affairs or circumstances of the Borrowers, or (b) the ability of the Borrowers, taken as a whole as discussed above, to carry out their collective business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted or to meet their obligations under the Notes, this Agreement or the other Loan Documents on a timely basis.

     "Maturity Date" shall mean December 31, 2006, as such date may be extended from time to time with the consent of all Banks.

     "Maximum Hedging Amount" shall mean, at any time, the maximum exposure that BOK is willing to undertake with respect to credit extensions under the Hedging Guidance Line, as may be redetermined by BOK from time to time and of which BOK shall give notice to the Borrowers promptly after any such determination; provided that, for the time period from the date of this Agreement through the first such redetermination made by BOK pursuant hereto, such maximum exposure shall be $8,500,000; provided further that, because the Hedging Guidance Line is not intended to be a committed line of credit, BOK shall have the right, at any time and in the exercise of BOK's sole and absolute discretion, to cancel further extensions of credit under the Hedging Guidance Line.

     "Maximum Rate" shall mean, at any time, the maximum non-usurious rate of interest which may then be charged on the Note under applicable law. If such Maximum Rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to the Borrowers from time to time as of the effective date of each change in such Maximum Rate.

     "Monthly Commitment Reduction" shall have the meaning given such term in
Section 2(f) below.

     "Net Income" shall mean the Borrowers' consolidated net income after income taxes, calculated in accordance with GAAP.

     "Notes" shall mean the Revolving Notes, substantially in the form of Exhibit "B" attached hereto and made a part hereof, issued or to be issued hereunder to each Bank, respectively, to evidence the indebtedness to such Bank arising by reason of the Advances on the Revolving Loan, together with all modifications, renewals and extensions thereof or any part thereof.

     "Oil and Gas Properties" shall mean all of each Borrower's oil, gas and mineral properties and interests and related personal properties except for those properties pledged pursuant to that certain Loan Agreement and related documents between Kaiser-Francis Oil Company and Delta Petroleum Corporation dated December 1, 1999.

     "Other Financing" shall have the meaning given such term in Section 13(l) below.

     "Payor" shall have the meaning given such term in Section 3(h) below.

     "Permitted Liens" shall mean (a) royalties, overriding royalties, reversionary interests, production payments and similar burdens; (b) joint operating agreements, sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause
(a) above) deprive any Borrower of any material right in respect of any such Borrower's assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (c) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being Contested in Good Faith; (d) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any Borrower's assets or properties and that do not individually or in the aggregate, cause a Material Adverse Effect; (e) materialmen's, mechanic's, repairman's, employee's, warehousemen's, landlord's, carrier's, pipeline's, contractor's, sub-contractor's, operator's, non-operator's (arising under operating or joint operating agreements), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by any Borrower in connection with the construction, maintenance, development, transportation, storage or operation of such Borrower's assets or properties to the extent not delinquent (or which, if delinquent, are being Contested in Good Faith; (f) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting any Borrower's assets and properties which were in existence at the time such Borrower's assets and properties were originally acquired by such Borrower and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of such Borrower's assets and properties, considered in the aggregate; (g) liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (h) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (i) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate any Borrower's assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (j) landlord's liens; (k) Liens incurred pursuant to the Security Instruments or otherwise created in favor of Agent or the Banks pursuant to the Loan Documents; (l) those liens set forth on Schedule 10 attached hereto; (m) those liens consented to in writing by the Banks; and (n) those Liens that do not exceed $100,000 in the aggregate at any time outstanding or would not have a Material Adverse Effect.

     "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plans" shall mean any plan subject to Title IV of ERISA and maintained by any Borrower, or any such plan to which any Borrower is required to contribute on behalf of its employees.

     "Prime Rate" shall mean, as of any date, the rate of interest per annum equal to the prime rate of interest, as published in the Wall Street Journal Western Edition, as such rate may fluctuate from day to day (which is not necessarily the lowest rate charged to any customer), changing when and as said published prime rate changes.

     "Prime Rate (Adjusted)" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus 50 Basis Points. Any change in the Prime Rate (Adjusted) resulting from a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "Prime Rate Portion" shall mean that portion of the Revolving Loan bearing interest based upon the Prime Rate (Adjusted).

     "Pro Rata or Pro Rata Part" shall mean, for each Bank: (a) for all purposes where no Loan is outstanding, such Bank's Revolving Commitment Percentage and (b) otherwise, the proportion which the portion of the outstanding Loans owed to such Bank bears to the aggregate outstanding Loans owed to all Banks plus such Bank's Revolving Commitment Percentage, if any, at the time in question.

     "Reimbursement Obligations" shall mean, at any time, the obligations of the Borrowers in respect of all Letters of Credit then outstanding to reimburse amounts actually paid by any Bank in respect of any drawing or drawings under a Letter of Credit.

     "Required Payment" shall have the meaning given such term in Section 3(h) below.

     "Revolving Commitment" shall mean: (a) for all Banks, the lesser of (i) $50,000,000 or (ii) the Borrowing Base in effect from time to time, in each case as reduced from time to time pursuant to Sections 2 and 7 below, and (b) as to any Bank, its obligation to make Advances hereunder on the Revolving Loan and purchase participations in Letters of Credit issued hereunder by Agent in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as the face amount of such Lender's Revolving Note issued hereunder evidencing its Pro Rata Part of the Revolving Commitment, as such amount may be reduced or adjusted from time to time in accordance with this Agreement. The Revolving Commitment of each Bank hereunder shall be adjusted from time to time to reflect assignments made by such Bank pursuant to Section 26 below. Each reduction in the overall Revolving Commitment shall result in a Pro Rata reduction in each Bank's Revolving Commitment.

     "Revolving Commitment Percentage" shall mean, for each Bank, the percentage derived by dividing its Revolving Commitment at the time of the determination by the Revolving Commitments of all Banks at the time of determination. The initial Revolving Commitment Percentage of each Bank shall be as shown on the signature pages hereof. The Revolving Commitment Percentage of each Bank hereunder shall be adjusted from time to time to reflect assignments made by or to such Bank pursuant to Section 26 below.

     "Revolving Loan" shall mean the loan or loans made under the Revolving Commitment pursuant to Section 2(a) through 2(h) below.

     "Revolving Notes" shall mean the promissory notes described in Section 3 below.

     "Security Instruments" shall mean collectively this Agreement, all deeds of trust, mortgages, security agreements, assignments of production and financing statements, and other collateral documents covering the Oil and Gas Properties and related personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance satisfactory to Agent.

     "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by any Borrower or another subsidiary.

     "Total Outstandings" shall mean, as of any date, the sum of (a) the total principal balance outstanding on the Revolving Notes, plus (b) the total face amount of all outstanding Letters of Credit, plus (c) the total amount of all unpaid Reimbursement Obligations.

     "Unscheduled Redeterminations" shall mean a re-determination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual re-determination of the Borrowing Base which are made: (a) at the reasonable request of the Borrowers, (b) at any time it appears to Agent or Majority Banks, in the exercise of their reasonable discretion, that either
(i) there has been an unscheduled material decrease in the value of the Oil and Gas Properties, or (ii) an event has occurred which is reasonably expected to have a Material Adverse Effect.

2.   Revolving Loan; Hedging Guidance Line.

     (a) Terms of Revolving Commitment. On the terms and conditions hereinafter set forth, each Bank agrees severally to make Advances to the Borrowers from time to time during the period beginning on the Effective Date and ending on the Maturity Date in such amounts as the Borrowers may request up to an amount not to exceed, in the aggregate principal amount outstanding at any time, the Revolving Commitment. The obligation of the Borrowers hereunder shall be evidenced by this Agreement and the Revolving Notes issued in connection herewith, said Revolving Notes to be as described in Section 3 below. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Default or Event of Default has occurred and is continuing.. Irrespective of the face amounts of the Revolving Notes, the Banks shall never have the obligation to Advance any amount or amounts in excess of the Revolving Commitment or to increase the Revolving Commitment. Within the limit of each Bank's Revolving Commitment, the Borrowers may borrow, repay and reborrow under this Section 2 prior to the Maturity Date.

     (b) Procedure for Borrowing. Whenever the Borrowers or any Borrower desires an Advance hereunder, they, or any one of them, shall give Agent written, telegraphic, telex, facsimile or telephonic notice ("Notice of Borrowing") of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit "A" attached hereto and made a part hereof and shall be received by Agent not later than 11:00 a.m. Tulsa, Oklahoma time, at least one Business Day prior to the Borrowing Date. Each Notice of Borrowing shall specify (i) the Borrowing Date, and (ii) the principal amount to be borrowed. Upon receipt of such Notice of Borrowing, Agent shall advise each Bank thereof; provided, that if the Banks have received at least one (1) day's notice of such Advance prior to funding, each Bank shall provide Agent in care of Bank of Oklahoma, N.A. at its office at Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma 74192, not later than 1:00 p.m., Tulsa, Oklahoma time, on the Borrowing Date, in immediately available funds, its pro rata share of the requested Advance, but the aggregate of all such fundings by each Bank shall never exceed such Bank's Revolving Commitment. Not later than 2:00 p.m., Tulsa, Oklahoma time, on the Borrowing Date, Agent shall make available to the Borrowers at the same office, in like funds, the aggregate amount of such requested Advance. Neither Agent nor any Bank shall incur any liability to the Borrowers in acting upon any Notice of Borrowing which Agent or such Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrowers or for otherwise acting in good faith under this Section 2(b). Upon funding of Advances by the Banks in accordance with this Agreement, pursuant to any such Notice of Borrowing, the Borrowers shall have effected Advances hereunder.

     (c) Letters of Credit. On the terms and conditions hereinafter set forth, Agent shall from time to time during the period beginning on the Effective Date and ending on the Maturity Date, upon request of the Borrowers, issue standby and/or commercial Letters of Credit for the account of the Borrowers (the "Letters of Credit") in such face amounts as the Borrowers may request. For the purpose of determining usage of the Revolving Commitment, the face amounts of all Letters of Credit issued and outstanding hereunder shall be included. Each payment made by Agent on any such Letter of Credit shall be considered an Advance funded under the Revolving Notes. Each Letter of Credit issued for the account of the Borrowers hereunder shall (i) be in favor of such beneficiaries as specifically requested by the Borrowers, (ii) have an expiration date not later than the earlier of (A) one year from the date of issuance, or (B) the Maturity Date, and (iii) contain such other terms and provisions as may be reasonably required by Agent. Each Bank (other than Agent) agrees that, upon issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in Agent's liability under such Letter of Credit in an amount equal to such Bank's Revolving Commitment Percentage of such liability, and each Bank (other than Agent) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Agent to pay and discharge when due, its Revolving Commitment Percentage of Agent's liability under such Letter of Credit. The Borrowers hereby unconditionally agree to pay and reimburse Agent for the amount of each demand for payment under any Letter of Credit that is in substantial compliance with the provisions of any such Letter of Credit at or prior to the date on which payment is to be made by Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, Agent shall promptly notify the Borrowers of the demand and the date upon which such payment is to be made by Agent to such beneficiary in respect of such demand. Forthwith upon receipt of such notice from Agent, but in any event no later than one (1) day from the date of Borrowers' receipt of such notice, Borrowers shall advise Agent whether or not they intend to borrow hereunder to finance their obligations to reimburse Agent, and if so, submit a Notice of Borrowing as provided in Section 2(b) above. If the Borrowers fail to so advise Agent and thereafter fail to reimburse Agent, Agent shall notify each Bank of the demand and the failure of the Borrowers to reimburse Agent, and each Bank shall reimburse Agent for its Revolving Commitment Percentage of each such draw paid by Agent and unreimbursed by the Borrowers. All such amounts paid by Agent and/or reimbursed by the Banks shall be treated as an Advance or Advances under the Revolving Commitment, which Advances shall be immediately due and payable and shall bear interest at the Default Rate.

     (d) Procedure for Obtaining Letters of Credit. The amount and date of issuance, renewal, extension or re-issuance of a Letter of Credit pursuant to the Banks' commitment in Section 2(c) above shall be designated by the Borrowers' written request delivered to Agent at least three (3) Business Days prior to the date of such issuance, renewal, extension or re-issuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, the Borrowers shall execute and deliver to Agent an application and agreement with respect to the Letter of Credit, said application and agreement to be in the form used by Agent. Agent shall not be obligated to issue, renew, extend or reissue such Letter of Credit if the amount thereof, when added to the Total Outstandings would exceed the Revolving Commitment. The Borrowers agree to pay Agent, for the benefit of the Banks, a commission for issuing each Letter of Credit in an amount equal to the greater of (i) the Applicable Margin for LIBOR Tranches, as in effect on the date of issuance of the Letter of Credit, times the maximum face amount of the Letter of Credit, or (ii) $750.00. Agent shall keep all amounts up to $750.00 of any letter of credit fee for its own account. Amounts in excess of $750.00 shall be shared on a pro rata basis with the Banks. In addition, Borrowers shall also pay to Agent, as the Letter of Credit issuer, a fronting fee equal to fifteen (15) Basis Points on the face amount of each Letter of Credit issued hereunder. Such commissions shall be payable prior to the issuance of each Letter of Credit and thereafter on each anniversary date of such issuance while such Letter of Credit is outstanding.

     (e) Voluntary Reduction of the Commitment and Termination of the Commitment. The Borrowers may at any time, upon not less than three (3) Business Days' prior written notice to Agent, reduce the Revolving Commitment; provided, however, that (i) each reduction in the Revolving Commitment must be in the amount of $500,000 or more in increments of $100,000 and (ii) each reduction must be accompanied by a prepayment of the Revolving Notes in the amount by which the Total Outstandings exceed the Revolving Commitment as reduced pursuant to this Section 2(e). Upon any early termination of the Revolving Commitment, the Borrowers must pay a termination fee in the amount of $200,000.00; provided that no such early termination fee shall be payable with respect to the Revolving Commitment Percentage of any Bank (A) which shall have defaulted in making Advances, in participating in Letters of Credit or in performing any of its other material obligations to the Borrowers hereunder or (B) as to which the early termination of the Revolving Commitment shall have been caused by such Bank's Revolving Commitment exceeding (or threatening to exceed) such Bank's legal lending limit or internal lending limit.

     (f)  Mandatory Commitment Reductions

          (i) Monthly Commitment Reduction. The Borrowing Base and the Revolving Commitment shall be reduced as of the last day of each month, commencing January 1, 2004, by an amount determined by the Banks pursuant to
Section 5(b) below (the "Monthly Commitment Reduction"). The Monthly Commitment Reduction shall be $350,000.00 beginning as of January 31, 2004 and shall continue at such amount until redetermined pursuant to Section 5(b) below. If as a result of any such Monthly Commitment Reduction, the Total Outstandings ever exceed the Revolving Commitment then in effect, the Borrowers shall make the mandatory prepayment of principal required pursuant to Section 7(b) below.

          (ii) Other Reductions. The Borrowing Base shall be reduced from time to time by the amount of any prepayment required by Section 10(q) below upon the sale of Oil and Gas Properties. If, as a result of any such reduction in the Borrowing Base, the Total Outstandings ever exceed the Borrowing Base then in effect, the Borrowers shall make the mandatory prepayment of principal required pursuant to Section 7(b) below.

     (g) No Obligation. Notwithstanding anything to the contrary contained herein, neither Agent nor the Banks shall have any obligation to: (i) make an Advance on or after the Maturity Date, (ii) issue or renew a Letter of Credit which does not expire prior to the Maturity Date, (iii) issue a LIBOR Tranche as to which the LIBOR Interest Period does not expire prior to the Maturity Date, (iv) issue a LIBOR Tranche at any time when three or more prior LIBOR Tranches remain outstanding, (v) make an Advance in an amount less than $500,000, (vi) make an Advance in an amount that is not an integral multiple of $100,000, (vii) issue a LIBOR Tranche in an amount less than $4,000,000,
(viii) issue a LIBOR Tranche in an amount which is not an integral multiple of $1,000,000, (ix) issue a Letter of Credit if, after such Letter of Credit is issued, the sum of the face amounts of all Letters of Credit outstanding hereunder would exceed $2,500,000, or (x) make an Advance or issue a Letter of Credit if, after such Advance is made or such Letter of Credit is issued, the aggregate amount of all Advances outstanding hereunder plus the sum of the face amounts of all Letters of Credit outstanding hereunder would exceed the Revolving Commitment.

     (h) Several Obligations. The obligations of the Banks under the Revolving Commitment are several and not joint. The failure of any Bank to make an Advance required to be made by it shall not relieve any other Bank of its obligation to make its Advance, and no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank.

     (i)  Hedging Guidance Line.

          (i) On the terms and conditions hereinafter set forth, and independent of the Revolving Loan described above, BOK, for its own account and not for the account of any of the other Banks, agrees to make short-term extensions of credit to the Borrowers (or any of them), each such credit extension to be in an amount equal to the amount of the applicable Borrower/BOK Hedging Obligation and for the time period from the applicable Hedging Settlement Date for that Borrower/BOK Hedging Obligation to the Extended Hedging Repayment Date for that Borrower/BOK Hedging Obligation.

          (ii) BOK shall not have any obligation to make any credit extension to the Borrowers (or any of them) in connection with any Borrower/BOK Hedging
Obligation: (A) which arises on or after the Maturity Date, (B) which relates to a hedging transaction not arranged through BOK or as to which BOK is not acting as the counter-party, or (C) if, immediately after such credit extension, the aggregate amount of all credit extensions from BOK to the Borrowers (or any of them) under the Hedging Guidance Line would exceed the Maximum Hedging Amount.

          (iii) Each credit extension from BOK to the Borrowers (or any of them) in connection with Borrower/BOK Hedging Obligations pursuant to the terms of this Section 2(i) and the Borrowers' obligation to repay any and all such credit extensions, with interest, if any, thereon, shall be evidenced by the ISDA Agreement, shall be entitled to all benefits of the Security Instruments on a pari passu basis with the Revolving Loan and shall be subject to all applicable terms of this Agreement and any and all other Loan Documents.

          (iv) The outstanding principal balance of any credit extension under the Hedging Guidance Line shall be due and payable on the Extended Hedging Repayment Date for that credit extension, but in no event later than the Maturity Date.

          (v) Interest on the Hedging Guidance Line shall accrue as described in the ISDA Agreement; provided that, as to any Borrower/BOK Hedging Obligation, the Borrowers shall not be required to pay interest for the time period from the Hedging Settlement Date for that Borrower/BOK Hedging Obligation to the Extended Hedging Repayment Date for that Borrower/BOK Hedging Obligation. Interest, if any, accrued on the Hedging Guidance Line shall be due and payable on demand from BOK to the Borrowers (or any of them), with any remaining balance of such interest being due and payable not later than the Maturity Date.

          (vi) Any and all credit extensions from BOK to the Borrowers (or any of them) in connection with Borrower/BOK Hedging Obligations pursuant to the terms of this Section 2(i) shall be herein collectively referred to as the "Hedging Guidance Line".

3. Notes Evidencing Revolving Loan. The Revolving Loan described above in Sections 2(a) through 2(h) shall be evidenced by promissory notes of Borrowers as follows:

     (a) Form of Revolving Notes. The Revolving Loan shall be evidenced by a Note or Notes in the aggregate face amount of $50,000,000, and shall be in the form of Exhibit "B" attached hereto and made a part hereof with appropriate insertions (each a "Revolving Note"). Notwithstanding the face amount of the Revolving Notes, the actual principal amount due from the Borrowers to Banks on account of the Revolving Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Banks in collected funds with respect thereto. Although the Revolving Notes may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Revolving Notes may be higher, the Revolving Notes shall be enforceable, with respect to Borrowers' obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans. Irrespective of the face amount of the Revolving Notes, no Bank shall ever be obligated to advance on the Revolving Commitment any amount in excess of its Revolving Commitment then in effect.

     (b) Issuance of Additional Notes. At the Effective Date there shall be outstanding three (3) Revolving Notes in the aggregate face amount of $50,000,000 payable to the order of BOK, U.S. Bank National Association and and Hibernia National Bank, respectively. From time to time new Notes may be issued to other Banks as such Banks become parties to this Agreement. Upon request from Agent, the Borrowers shall execute and deliver to Agent any such new or additional Notes. From time to time as new Notes are issued Agent shall require that each Bank exchange its Note for a newly issued Note to better reflect the extent of each Bank's Revolving Commitment hereunder. The Notes replaced shall be marked to indicate that they have been replaced and/or returned to the Borrowers.

     (c) Interest Rates. The Borrowers agree to pay interest on: (i) the Prime Rate Portion calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as applicable, on the unpaid principal amount of the Prime Rate Portion from the date the proceeds thereof are advanced to Borrowers until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (A) the Maximum Rate (defined herein), or (B) the Prime Rate (Adjusted) plus (or minus) the Applicable Margin; and (ii) each LIBOR Tranche calculated on the customary basis for LIBOR loans, including a year consisting of 360 days, on the unpaid principal amount of each such LIBOR Tranche, from the first day of the LIBOR Interest Period for such LIBOR Tranche until the last day of such LIBOR Interest Period, at a fixed rate per annum equal to the lesser of (A) the Maximum Rate (defined herein), or (B) LIBOR (Adjusted) for such LIBOR Tranche plus the Applicable Margin.

     (d) Payment of Interest. Interest on the Prime Rate Portion shall be due and payable on each Interest Payment Date and upon any prepayment of principal. Interest on each LIBOR Tranche shall be due and payable on the last day of the LIBOR Interest Period for such LIBOR Tranche and, if the length of the LIBOR Interest Period for such LIBOR Tranche exceeds three months, on the ninetieth day of such LIBOR Interest Period.

     (e) Payment of Principal. Principal of the Revolving Notes shall be due and payable to Agent for the ratable benefit of the Banks on the Maturity Date unless earlier due in whole or in part pursuant to Section 2(f) above or as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 7(b) below.

     (f) Payment to Banks. Each Bank's Pro Rata Part of each payment or prepayment of the Loans shall be directed by wire transfer to such Bank by Agent at the address provided to Agent for such Bank for payments no later than 2:00 p.m., Tulsa, Oklahoma, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Agent; provided, however, in the event that any Bank shall have failed to make an Advance as contemplated under Section 2 above (a "Defaulting Bank") and Agent or another Bank or Banks shall have made such Advance, payment received by Agent for the account of such Defaulting Bank or Banks shall not be distributed to such Defaulting Bank or Banks until such Advance or Advances shall have been repaid in full to the Bank or Banks who funded such Advance or Advances. Any payment or prepayment received by Agent at any time after 12:00 noon, Tulsa, Oklahoma, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Agent. If Agent fails to transfer any principal amount to any Bank as provided above, then Agent shall promptly direct such principal amount by wire transfer to such Bank.

     (g) Sharing of Payments, Etc.. If any Bank shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Loans, (including, without limitation, any set-off) which is in excess of its Pro Rata Part of payments on any of the Loans, as the case may be, obtained by all Banks, such Bank shall purchase from the other Banks such participation as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. The Borrowers agree that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Bank were the direct creditor of the Borrowers in the amount of such participation.

     (h) Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Bank or the Borrowers (the "Payor") prior to the date on which such Bank is to make payment to Agent of the proceeds of a Loan to be made by it hereunder or the Borrowers are to make a payment to Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to Agent, the recipient of such payment shall, on demand, pay to Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by Agent until the date Agent recovers such amount at the overnight federal funds rate.

     (i) Non-Use Fee. In addition to interest on the Notes as provided herein, to compensate the Banks for maintaining funds available, the Borrowers shall pay to Agent for the ratable benefit of the Banks a Non-Use Fee for each quarter during the time period from the date of this Agreement through the Maturity Date. The Non-Use Fee is subject to adjustment based upon the Applicable Borrowing Base Usage ratio. On each Determination Date (or if any such day falls on a day other than a Business Day, then on the next succeeding Business Day), the Non-Use Fee shall be adjusted to reflect the Non-Use Fee prescribed in the table set forth in the definition of Applicable Margin above, as demonstrated by the most recently delivered Compliance Certificate.

     (j) Notice of LIBOR Borrowings. At any time and from time to time hereafter, if Borrowers desire to include in a LIBOR Tranche all or any portion of the Revolving Loan which is not already included in a LIBOR Tranche, Borrowers shall deliver an Interest Rate Election to Agent at least three (3) Business Days prior to the first day of the requested LIBOR Interest Period, specifying the dollar amount they desire to have included in the LIBOR Tranche, the first day of the LIBOR Interest Period and the duration of the LIBOR Interest Period. Any portion of the Revolving Loan which is not included in a LIBOR Tranche shall be included in the Prime Rate Portion.

      (k) Special LIBOR Provisions. (i) If any Bank shall reasonably determine (which determination shall, upon notice thereof to Agent and Borrowers, be conclusive and binding upon Agent, Borrowers and the notifying
Bank) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction asserts that it is unlawful, for such Bank to fund, continue or maintain any LIBOR Tranche, the obligation of such Bank to fund, continue or maintain any such LIBOR Tranche shall, upon such determination, forthwith be suspended until such Bank shall notify Agent and Borrowers that the circumstances causing such suspension no longer exist, and all LIBOR Tranches shall automatically be converted into the Prime Rate Portion at the end of the then-current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

          (ii) If Agent shall reasonably determine that:

               (A) U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to Agent in its relevant market; or

               (B) By reason of circumstances affecting Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Tranches;

then, upon notice from Agent to Borrower, the obligation of Agent to include any portion of the Revolving Loan in a LIBOR Tranche shall forthwith be suspended until Agent shall notify Borrower that the circumstances causing such suspension no longer exist.

          (iii) Borrowers agree to reimburse each Bank for any increase in the cost to such Bank of, or any reduction in the amount of any sum receivable by such Bank in respect of, funding, continuing or maintaining (or of its obligation to fund, continue or maintain) any LIBOR Tranche; provided that the foregoing shall not apply to increases resulting from general increases in interest rates or general increases in such Bank's administrative expenses or overhead costs. The claiming Bank shall promptly notify Agent and Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Bank for such increased cost or reduced amount. Such additional amount shall be due and payable by Borrowers to the claiming Bank within fifteen days of Borrowers' receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding upon Borrowers.

          (iv) In the event any Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund, continue or maintain any portion of the principal amount of any LIBOR Tranche) as a result of:

               (A) Any conversion, repayment or prepayment (whether voluntary or mandatory) of the principal amount of any LIBOR Tranche on a date other than the scheduled last day of the LIBOR Interest Period applicable thereto; or

               (B) Any requested LIBOR Tranche not being funded as a LIBOR Tranche in accordance with the provisions of this Agreement or the Interest Rate Election therefor;

then, upon the written notice by the claiming Bank to Agent and Borrowers, Borrowers shall, within fifteen days of receipt thereof, pay such Bank such amount as will (in the reasonable determination of such Bank) reimburse such Bank for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon Borrowers.

4.   Collateral Security.

     (a) Pledge of Collateral. Contemporaneously with the execution of this Agreement and the Notes, the Borrowers shall grant and assign to Agent for the ratable benefit of the Banks a first and prior Lien on certain of its Oil and Gas Properties, certain related equipment, oil and gas inventory, certain bank accounts and proceeds of the foregoing. The Oil and Gas Properties mortgaged to Agent shall represent not less than 80% of the Engineered Value (as hereinafter defined) of Borrowers' Oil and Gas Properties as of the Effective Date. Obligations arising from transactions between Borrowers and one or more of the Banks providing for the hedging, forward sale or swap or crude oil or natural gas or interest rate protection ("Hedging Obligations") shall be secured by the Collateral described herein. The Hedging Obligations shall be secured and repaid on a pari passu basis with the indebtedness and obligations of the Borrowers under the Loan Documents. All Oil and Gas Properties and other collateral in which Borrowers hereafter grant to Agent for the ratable benefit of the Banks a first and prior Lien (to the satisfaction of Agent) in accordance with this Section 4, as such properties and interests are from time to time constituted, are hereinafter collectively called the "Collateral".

     (b) Documentation and Title Review. The granting and assigning of such security interests and Liens by Borrowers shall be pursuant to Security Instruments in form and substance reasonably satisfactory to Agent. Concurrently with the delivery of each of the Security Instruments or within a reasonable time thereafter, Borrowers shall furnish to Agent mortgage and title opinions or other title information satisfactory to Agent with respect to the title and Lien status of Borrowers' interests in not less than 75% of the Engineered Value of the Oil and Gas Properties covered by the Security Instruments as Agent shall have designated. "Engineered Value" for this purpose shall mean future net revenues discounted at the discount rate being used by Agent as of the date of any such determination utilizing the pricing parameters used in the engineering report furnished to Agent for the ratable benefit of the Banks, pursuant to Sections 5 and 10 below. The Borrowers will cause to be executed and delivered to Agent, in the future, additional Security Instruments if Agent reasonably deems such are necessary to insure perfection or maintenance of Banks' security interests and Liens in the Collateral or any part thereof.

     (c) Letters in Lieu of Transfer Orders. The Borrowers shall provide Agent for the benefit of the Banks, undated letters in lieu of transfer orders, in form and substance satisfactory to Agent, from the Borrowers to each purchaser of hydrocarbons and disburser proceeds of hydrocarbons from and attributable to the Oil and Gas Properties, together with additional letters with addresses left blank authorizing and directing the addressees to make future payments attributable to hydrocarbons from the Oil and Gas Properties directly to Agent for the benefit of the Banks. The Banks agree that none of the letters in lieu of transfer orders provided by the Borrowers pursuant to this Section 4(c) will be sent to the addressee prior to the occurrence of an Event of Default, at which time Agent may, at its option and in addition to the exercise of any of its other rights and remedies, send any and all of such letters to such addressees; provided, however, that upon the occurrence of an Event of Default other than those specified in Sections 12(f) and 12(g) below, Agent shall not send any or all of such letters until the applicable period to cure, if any, such Default has lapsed without such Default being cured. Borrowers hereby designate Agent as its agent and attorney-in-fact, to act in its name, place and stead for the purpose of completing and delivering any and all letters in lieu of transfer orders delivered by the Borrowers to Agent for the benefit of the Banks pursuant to this Sections 4(c) and Section 9(a)(viii) below, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral.
The Borrowers hereby ratify and confirm all that Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of Agent in the Collateral, shall commence and be in full force and effect as of the Effective Date and shall remain in full force and effect and shall be irrevocable until the obligations, if any, of Agent hereunder have terminated and the full satisfaction of all obligations due hereunder or under the Notes. The powers conferred on Agent by this appointment may only be exercised by Agent by execution by any Person who, at the time of exercise, is an officer of Agent, and are solely to protect the interests of Agent and the Banks under the Loan Documents and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it actually receives or has expressly directed that others receive as a result of the exercise of such powers and shall not be responsible to the Borrowers, or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

     (d) Pledge of Amber Common Stock. The Borrowers shall pledge, grant and assign to Agent for the ratable benefit of the Banks 100% of the outstanding common stock of Amber Resources Company, a Colorado corporation (to the satisfaction of Agent) owned by any of the Borrowers and shall execute such pledge agreements, stock powers and other documents and instruments as are deemed necessary by Agent.

5.   Borrowing Base.

     (a) Initial Borrowing Base. At the Effective Date, the Borrowing Base shall be as described in the definition of "Borrowing Base" at Section 1 above.

     (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Banks at least semi-annually on October 1 and April 1 of each year beginning April 1, 2004 or as Unscheduled Redeterminations. In connection with, and as of, each determination of the Borrowing Base, the Banks shall also redetermine the Monthly Commitment Reduction. The Borrowers shall furnish to the Banks as soon as possible but in any event no later than September 1 of each year, beginning September 1, 2004 with an effective date of July 1, 2004, with an engineering report in form and substance satisfactory to Agent prepared by an independent petroleum engineering firm acceptable to Agent covering the Oil and Gas Properties based on a present worth value discounted at ten percent utilizing economic and pricing parameters used by Agent as established from time to time, together with such other information concerning the value of the Oil and Gas Properties as Agent shall deem necessary to determine the value of the Oil and Gas Properties. By March 1 of each year, or within thirty (30) days after either (i) receipt of notice from Agent that the Banks require an Unscheduled Redetermination, or (ii) a Borrower gives notice to Agent of its desire to have an Unscheduled Redetermination performed, the Borrowers shall furnish to the Banks an engineering report in form and substance satisfactory to Agent prepared by Borrowers' in-house engineering staff valuing the Oil and Gas Properties utilizing economic and pricing parameters used by Agent as established from time to time, together with such other information, reports and data concerning the value of the Oil and Gas Properties as Agent shall deem reasonably necessary to determine the value of such Oil and Gas Properties. Agent shall by notice to the Borrowers no later than October 1 and April 1 of each year, or within a reasonable time thereafter (herein called the "Determination Date"), notify the Borrowers of the designation by the Banks of the new Borrowing Base and Monthly Commitment Reduction for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date. If an Unscheduled Redetermination is made by the Banks, Agent shall notify the Borrowers within a reasonable time after receipt of all requested information of the new Borrowing Base and Monthly Commitment Reduction, and such new Borrowing Base and Monthly Commitment Reduction shall continue until the next Determination Date. If the Borrowers do not furnish all such information, reports and data by any date specified in this Section 5(b), the Banks may nonetheless designate the Borrowing Base and Monthly Commitment Reduction at any amounts which the Banks in their discretion determine and may redesignate the Borrowing Base and Monthly Commitment Reduction from time to time thereafter until the Banks receive all such information, reports and data, whereupon the Banks shall designate a new Borrowing Base and Monthly Commitment Reduction as described above. Each Bank shall determine the amount of the Borrowing Base and Monthly Commitment Reduction based upon the loan collateral value which such Bank in its discretion (using such methodology, assumptions and discounts rates as such Bank customarily uses in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties and other Collateral of the Borrowers at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrowers and their affiliates) as such Bank customarily considers in evaluating similar oil and gas credits, but such Bank in its discretion shall not be required to give any additional positive value to any Oil and Gas Property over the current economic and pricing parameters used by such Bank for such Determination Date which additional value is derived directly from a hedging, forward sale or swap agreement covering such Oil and Gas Property as of the date of such determination. All determinations (scheduled or unscheduled) of the Borrowing Base and the Monthly Commitment Reduction require the approval of Majority Banks; provided, however, that notwithstanding anything to the contrary herein, the amount of the Borrowing Base may not be increased, nor may the Monthly Commitment Reduction be reduced, without the approval of all Banks. If the Banks cannot otherwise agree on the Borrowing Base or the Monthly Commitment Reduction, each Bank shall submit in writing to Agent its proposed Borrowing Base and Monthly Commitment Reduction and the Borrowing Base and Monthly Commitment Reduction shall be set on the basis of the weighted average of the Borrowing Bases and the weighted average of the Monthly Commitment Reductions proposed by the Banks. If at any time any of the Oil and Gas Properties are sold, the Borrowing Base then in effect shall automatically be reduced by a sum equal to the amount of prepayment required to be made pursuant to Section 10(q) below. The Borrowing Base and Monthly Commitment Reduction shall be additionally reduced from time to time pursuant to the provisions of Sections 2(e) and 2(f) above. It is expressly understood that the Banks have no obligation to designate the Borrowing Base or the Monthly Commitment Reduction at any particular amounts, except in the exercise of their discretion, whether in relation to the Revolving Commitment or otherwise, and no Bank shall have any obligation to designate a Borrowing Base in an amount which would result in an increase in such Bank's pre-existing Revolving Commitment or which would cause such Bank's Revolving Commitment to exceed such Bank's legal lending limit or internal lending limit.

6.   Fees.

     (a) Commitment Fee. The Borrowers shall pay to Agent for the ratable benefit of the Banks the Commitment Fee. The Commitment Fee shall be payable at closing and upon any increase in the Revolving Commitment to an amount in excess of the greatest amount on which the Commitment Fee has previously been paid.

     (b) The Letter of Credit Fee. The Borrowers shall pay to Agent the Letter of Credit fees described in Section 2(d) above.

     (c) Margin Use Fee. If BOK determines that market conditions so warrant, upon notice from BOK to the Borrowers, the Borrowers shall pay to BOK, for BOK's own account in connection with the Hedging Guidance Line, a margin use fee in an amount equal to two percent per annum of the margin BOK is required to post in connection with hedging transactions arranged by BOK for the benefit of the Borrowers (or any of them).

7.   Prepayments.

     (a) Voluntary Prepayments. Subject to the provisions of Section 2(e) above, the Borrowers may at any time and from time to time, without penalty or premium (except as set forth in Section 3(k) above with respect to the prepayment of any LIBOR Tranche), prepay the Notes, in whole or in part.

     (b) Mandatory Prepayment For Borrowing Base Deficiency. In the event the Total Outstandings ever exceed the Borrowing Base as determined by the Banks pursuant to Section 5(b) above, the Borrowers shall, within thirty (30) days after notification from Agent, either (i) by instruments reasonably satisfactory in form and substance to Agent, mortgage to Agent collateral with value and quality in amounts satisfactory to all of the Banks in their discretion in order to increase the Borrowing Base by an amount at least equal to such excess, or (ii) prepay, without premium or penalty (except as set forth in Section 3(k) above with respect to the prepayment of any LIBOR Tranche), the principal amount of the Revolving Notes in an amount at least equal to such excess plus accrued interest thereon to the date of prepayment. If the Total Outstandings ever exceed the Revolving Commitment as a result of a Monthly Commitment Reduction or any other required reduction in the Revolving Commitment, then in such event, Borrowers shall immediately prepay, without premium or penalty (except as set forth in Section 3(k) above with respect to the prepayment of any LIBOR Tranche), the principal amount of the Revolving Notes in an amount at least equal to such excess plus accrued interest to the date of prepayment.

8. Representations and Warranties. In order to induce the Banks to enter into this Agreement, the Borrowers hereby, jointly and severally, represent and warrant to the Banks (which representations and warranties will survive the delivery of the Notes) that:

     (a) Creation and Existence. Each of the Borrowers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and is duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Each of the Borrowers has all power and authority required to own its properties and assets and to transact the business in which it is engaged.

     (b) Power and Authority. Each of the Borrowers is duly authorized and empowered to create and issue the Notes; and each of the Borrowers is duly authorized and empowered to execute, deliver and perform its respective Loan Documents, including this Agreement; and all corporate action on each Borrower's part requisite for the due creation and issuance of the Notes and for the due execution, delivery and performance of the Loan Documents, including this Agreement, has been duly and effectively taken.

     (c) Binding Obligations. This Agreement does, and the Notes and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of the Borrowers, enforceable in accordance with their respective terms (except that enforcement may be subject to applicable principles of equity and the effect of any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors' rights generally).

     (d) No Legal Bar or Resultant Lien. The Notes and the Loan Documents, including this Agreement, do not and will not, to the best of each Borrower's knowledge violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which any Borrower is subject which could reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any lien or other encumbrance upon any assets or properties of any Borrower, other than those contemplated by this Agreement.

     (e) No Consent. The execution, delivery and performance by the Borrowers of the Notes and of the Loan Documents, including this Agreement, do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof except for consents required for federal, state and, in some instances, private leases, right of ways and other conveyances or encumbrances of oil and gas leases, if any, all of which consents have been obtained by the Borrowers.

     (f) Financial Condition. The audited Financial Statements of Borrowers dated June 30, 2003 (for the fiscal year there ended) and the unaudited Financial Statements of Borrowers dated as of September 30, 2003, which have been delivered to Banks are complete and correct in all material respects, and fully and accurately reflect in all material respects the financial condition and results of the operations of the Borrowers on a separate basis as of the date or dates and for the period or periods stated. No change has since occurred in the condition, financial or otherwise, of any Borrower which is reasonably expected to have a Material Adverse Effect, except as disclosed to the Banks in Schedule 2 attached hereto and made a part hereof.

     (g) Liabilities. No Borrower has any material (individually or in the aggregate) liability, direct or contingent, except as disclosed to the Banks in the Financial Statements or on Schedule 3 attached hereto and made a part hereof. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of the Borrowers which is reasonably expected to have a Material Adverse Effect.

     (h) Litigation. Except as described in the Financial Statements, or as otherwise disclosed to the Banks in Schedule 4 attached hereto and made a part hereof, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the officers of the Borrowers, threatened against or affecting any of the Borrowers which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.

     (i) Taxes; Governmental Charges. Each of the Borrowers has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon such Borrower or such Borrower's assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment thereof as required by GAAP have been provided and levy and execution thereon have been stayed and continue to be stayed.

     (j) Titles, Etc. Each of the Borrowers has defensible title to all of its respective assets, including without limitation, the Oil and Gas Properties containing a Net Revenue Interest and Working Interest not materially different from those interests set forth on Schedule 8 attached hereto and made a part hereof, free and clear of all liens or other encumbrances except Permitted Liens.

     (k) Defaults. No Borrower is in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which any Borrower is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing.

     (l) Casualties; Taking of Properties. Since the dates of the latest Financial Statements of the Borrowers delivered to the Banks, neither the business nor the assets or properties of the Borrowers have been affected (to the extent it is reasonably likely to cause a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

     (m) Use of Proceeds; Margin Stock. The proceeds of the Revolving Commitment may be used by the Borrowers only for the following purposes: (i) as to the initial Advance hereunder, for the purchase by the Banks from the lenders under the Prior Credit Agreement of the loan made pursuant to the Prior Credit Agreement and related documents, and (ii) as to any and all subsequent Advances, for exploration, development or acquisition of oil and/or gas properties, working capital. and general corporate purposes. No Borrower is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any "margin stock " as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation G or Regulation U of the Board of Governors of the Federal Reserve System.

     No Borrower nor any Person acting on behalf of any Borrower has taken or will take any action which might cause the loans hereunder or any of the Loan Documents, including this Agreement, to violate Regulation G or U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

     (n) Location of Business and Offices. The principal place of business and chief executive offices of the Borrowers are located at the address stated in Section 15 below.

     (o) Compliance with the Law. To the best of each Borrower's knowledge, no Borrower:

          (i) is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which any Borrower, or any of its assets or properties are subject; or

          (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;


which violation or failure is reasonably expected to have a Material Adverse Effect.

     (p) No Material Misstatements. No information, exhibit or report furnished by the Borrowers to the Banks in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

     (q) ERISA. Each of the Borrowers is in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in Section 403 of ERISA, has occurred with respect to any Plan of any of the Borrowers.

     (r) Public Utility Holding Company Act. No Borrower is a "holding company", or "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     (s)  Subsidiaries.  All of the Borrowers' Subsidiaries are listed on
Schedule 5 attached hereto and made a part hereof.

     (t) Environmental Matters. Except as disclosed on Schedule 6 attached hereto and made a part hereof, no Borrower (i) has received notice or otherwise learned of any Environmental Liability which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) has received notice of any threatened or actual liability in connection with the release or notice of any threatened release of any toxic or hazardous waste into the environment which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect or (iii) has received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which either Borrower is or may be liable which may reasonably be expected to result in a Material Adverse Effect.

     (u) Liens. Except (i) as disclosed on Schedule 1 attached hereto and made a part hereof and (ii) for Permitted Liens, the assets and properties of the Borrowers are free and clear of all liens and encumbrances.

     (v) Gas Contracts. Except as described on Schedule 7 attached hereto and made a part hereof, the Borrowers (i) are not obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay," "recoupment," or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, and (ii) have not produced gas, in any material amount, subject to, and are not, nor are any of the Oil and Gas Properties, subject to balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrowers have established monetary reserves adequate in amount to satisfy such obligations and have segregated such reserves from other accounts or the Borrowers' balancing obligations in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (w) Kaiser-Francis Agreement. It is the Borrowers' understanding that Kaiser-Francis Oil Company's sole recourse for repayment of that certain loan to Delta Petroleum Corporation dated December 1, 1999 is to the properties described in the documentation describing such loan.

9.   Conditions of Lending.

     (a) The effectiveness of this Agreement, and the obligation to make the initial Advance or to issue the initial Letter of Credit under the Revolving Commitment or to make the initial extension of credit under the Hedging Guidance Line shall be subject to the satisfaction (or waiver by the Banks) of the following conditions precedent:

          (i) Execution and Delivery. The Borrowers shall each have executed and delivered this Agreement, the Notes, the Security Instruments, the other required Loan Documents, and the ISDA Agreement, all in form and substance satisfactory to Agent;

          (ii) Legal Opinion. Agent shall have received from the Borrowers' legal counsel a favorable legal opinion in form and substance satisfactory to it and its counsel;

          (iii) Resolutions, Consents or Authorizations. Agent shall have received appropriate certified corporate resolutions of the Borrowers;

          (iv) Good Standing. Agent shall have received evidence of existence and good standing for the Borrowers;

          (v) Incumbency. Agent shall have received a signed certificate of the secretary or assistant secretary of each of the Borrowers, certifying the names of the officers of each of the Borrowers authorized to sign loan documents on behalf of the Borrowers, together with the true signatures of each such officer. Agent may conclusively rely on such certificate until Agent receives a further certificate of the Borrowers canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate;

          (vi) Certificate of Incorporation and Bylaws. Agent shall have received copies of the Certificate of Incorporation of each of the Borrowers and all amendments thereto, certified by the Secretary of State of the State of its incorporation, and a copy of the bylaws of each of the Borrowers and all amendments thereto, certified by the Secretary or Assistant Secretary of such Borrowers as being true, correct and complete;

          (vii) Priority of Liens. Agent shall have received satisfactory evidence of the first lien status of the Liens granted by the Borrowers to Agent, on behalf of the Banks;

          (viii) Letters in Lieu. Agent shall have received undated letters in lieu of transfer orders, in form and substance satisfactory to Agent, from the Borrowers to each purchaser of hydrocarbons and disburser of proceeds of hydrocarbons from and attributable to the Oil and Gas Properties, together with additional letters with the addresses left blank, authorizing and directing the addressees to make future payments attributable to the hydrocarbons from the Oil and Gas Properties directly to Agent for the benefit of the Banks, all as required by Section 4 above;

          (ix) Certificate Regarding Solvency. Agent shall have received a Certificate substantially in the form of Exhibit "E" attached hereto and made a part hereof from the Comptroller or Chief Financial Officer of each Borrower.

          (x) Payment of Fees. Agent shall have received payment of all fees due from Borrowers as of the Effective Date.

          (xi) Representation and Warranties. The representations and warranties of the Borrowers under this Agreement shall be true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

          (xii) No Event of Default. No Default or Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an event of default under the Prior Credit Agreement or under any other material financing obligations;

          (xiii) Other Documents. Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Agent or its counsel shall have reasonably requested, and all such documents shall be in form and substance reasonably satisfactory to Agent;

          (xiv) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Agent retained at the expense of the Borrowers;

          (xv) Litigation. There shall be in existence no injunction or restraining order which, in the reasonable judgment of Agent or its counsel, would prohibit the making of the Revolving Loans, nor shall there be pending or threatened litigation which could reasonably be expected to result in a Material Adverse Effect on the Borrowers or their Subsidiaries.

          (xvi) Due Diligence. Agent shall have completed its due diligence, and shall be satisfied with the results, of its investigation of the Borrowers.

          (xvii) Initial Engineering Report. Agent shall have received satisfactory engineering reports on Borrowers' Oil and Gas Properties.

          (xviii) Regulations. Borrowers shall be in compliance with all applicable requirements of Regulations U, T, and X of the Board of Governors of the Federal Reserve System.

     (b) The obligation of Agent and the Banks to make any Advance or to issue any Letter of Credit under the Revolving Commitment (including the initial Advance) and the obligation of BOK to make any extension of credit under the Hedging Guidance Line shall be subject to the following additional conditions precedent that, at the date of making each such Advance, issuing each such Letter of Credit and making each such credit extension, and after giving effect thereto:

          (i) Representation and Warranties. The representations and warranties of the Borrowers under this Agreement shall be true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

          (ii) No Event of Default. No Default or Event of Default shall have occurred and be continuing;

          (iii) Other Documents. Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Agent or its counsel shall have reasonably request, and all such documents shall be in form and substance reasonably satisfactory to Agent; and

          (iv) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Agent retained at the expense of the Borrowers.

10. Affirmative Covenants. A deviation from the provisions of this Section 10 shall not constitute a Default or Event of Default under this Agreement if such deviation is consented to in writing by Majority Banks prior to the date of deviation. The Borrowers will at all times comply with the covenants contained in this Section 10 from the date hereof and for so long as the Revolving Commitment or the Hedging Guidance Line is in existence or any amount is owed to Agent, BOK or any of the Banks under this Agreement or the other Loan Documents.

     (a) Financial Statements and Reports. The Borrowers shall promptly furnish to Agent from time to time upon request such information regarding the business and affairs and financial condition of the Borrowers, as Agent may reasonably request, and will furnish to Agent:

          (i) Annual Audited Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each fiscal year, beginning with the fiscal year ended June 30, 2004, the annual, audited, consolidated Financial Statements of the Borrowers, prepared in accordance with GAAP accompanied by an unqualified opinion rendered by an independent accounting firm reasonably acceptable to Agent;

          (ii) Quarterly Financial Statements. Beginning with the fiscal quarter ending December 31, 2003, as soon as available, and in any event within forty-five (45) days after the end of the first three fiscal quarters of each year, the quarterly unaudited consolidated Financial Statements of the Borrowers, prepared in accordance with GAAP;

          (iii) Report on Properties. As soon as available and in any event on or before March 1 and September 1 of each calendar year, and at such other times as any Bank may request in accordance with Section 5 above, the engineering reports covering the Oil and Gas Properties, as required to be furnished to Agent under Section 5 above;

          (iv) Quarterly Production Reports. Within forty-five (45) days after the end of each fiscal quarter, a report setting forth for each month in the fiscal quarter, in form and substance satisfactory to Agent, indicating the immediately preceding fiscal quarter's sales volume, sales revenues, production taxes, operating expense and net operating income from or attributable to the Oil and Gas Properties, and any material gas balance liabilities of the Borrowers (or any of them), with detailed calculations and worksheets, and, in the case of take or pay or prepayment agreements during such fiscal quarter, provide copies of the same, all in form and substance satisfactory to Agent;

          (v) Additional Information. Promptly upon request of Agent from time to time, any additional financial information or other information that Agent may reasonably request.

All such reports, information, balance sheets and Financial Statements referred to in Section 10(a) above shall be in such detail as Agent may reasonably request and shall be prepared in a manner consistent with the Financial Statements.

     (b) Certificates of Compliance. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Section 10(a)(i) above and the quarterly unaudited Financial Statements pursuant to Section 10(a)(ii) above for the months coinciding with the end of each fiscal quarter, the Borrowers will furnish or cause to be furnished to Agent a certificate in the form of Exhibit "C" attached hereto and made a part hereof, signed by the President of each Borrower, (i) stating that each Borrower has fulfilled in all material respects its obligations under the Notes and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Default has occurred, specifying the Default and the nature and status thereof; (ii) to the extent requested from time to time by Agent, specifically affirming compliance of each Borrower in all material respects with all of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Sections 11(b), (c),
(d), and (e) below, and containing or accompanied by such financial or other details, information and material as Agent may reasonably request to evidence such compliance.

     (c) Taxes and Other Liens. The Borrowers will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon the Borrowers (or any of them), or upon the income or any assets or property of the Borrowers (or any of them), as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of the Borrowers and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Borrower shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed and if the Borrowers shall have set up adequate reserves therefor, if required, under GAAP.

     (d) Compliance with Laws. The Borrowers will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign.

     (e) Further Assurances. Upon Agent's request, the Borrowers will cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Notes and the Loan Documents, including this Agreement. The Borrowers at their sole expense will promptly execute and deliver to Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Notes or more fully to state the obligations set out herein.

     (f) Performance of Obligations. The Borrowers will pay the Notes and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and the Borrowers will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrowers under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

     (g) Insurance. The Borrowers now maintain and will continue to maintain insurance with financially sound and reputable insurers with respect to their respective assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated.
Upon request of Agent, the Borrowers will furnish or cause to be furnished to Agent from time to time a summary of the respective insurance coverage of the Borrowers in form and substance satisfactory to Agent, and, if requested, will furnish to Agent copies of the applicable policies. Upon demand by Agent, any insurance policies covering any properties securing the obligations of the Borrowers hereunder or in connection herewith shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Agent, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, and (iii) to provide for such other matters as Agent may reasonably require. Additionally, the Borrowers shall at all times maintain adequate insurance with respect to all of their other assets and wells in accordance with prudent business practices.

     (h) Accounts and Records. The Borrowers will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to their business and activities, prepared in a manner consistent with prior years, subject to changes suggested by the Borrowers' auditors.

     (i) Right of Inspection. The Borrowers will permit any officer, employee or agent of any of the Banks to examine the Borrowers' books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Banks may reasonably request. The Banks will use best efforts to keep all Confidential Information (as herein defined) confidential and will not disclose or reveal the Confidential Information or any part thereof other than (i) as required by law, and (ii) to the Banks', and the Banks' subsidiaries', Affiliates, officers, employees, legal counsel and regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required in connection with the enforcement of the Banks' and Agent's rights and remedies under the Notes, this Agreement and the other Loan Documents. As used herein, "Confidential Information" means information about the Borrowers furnished by the Borrowers to the Banks, but does not include information (i) which was publicly known, or otherwise known to the Banks, at the time of the disclosure, (ii) which subsequently becomes publicly known through no act or omission by the Banks, or (iii) which otherwise becomes known to the Banks, other than through disclosure by the Borrowers.

     (j) Notice of Certain Events. The Borrowers shall immediately notify Agent if the Borrowers learn of the occurrence of (i) any event which constitutes a Default or Event of Default together with a detailed statement by the Borrowers of the steps being taken to cure such Default or Event of Default; (ii) any legal, judicial or regulatory proceedings affecting any Borrower, or any of the assets or properties of any Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (iii) any dispute between any Borrower and any governmental or regulatory body or any other Person or entity which, if adversely determined, might reasonably be expected to cause a Material Adverse Effect; (iv) any event or circumstance which requires the prepayment, purchase or redemption of any outstanding public note issue, whether issued prior or subsequent to the Effective Date, with a detailed statement of steps being taken to cure such default or event of default under such instruments, or (v) any other matter which in the Borrowers' reasonable opinion could have a Material Adverse Effect.

     (k) ERISA Information and Compliance. The Borrowers will promptly furnish to Agent immediately upon becoming aware of the occurrence of any "reportable event", as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the chief financial officer of the Borrowers specifying the nature thereof, what action the Borrowers are taking or propose to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

     (l) Environmental Reports and Notices. The Borrowers will deliver to Agent (i) promptly upon its becoming available, one copy of each report sent by any Borrower to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon any Borrower's receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (A) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; (B) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect or which release any Borrower would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of any Borrower, and the Borrowers shall immediately deliver a copy of any such notice to Agent.

     (m) Compliance and Maintenance. The Borrowers will (i) observe and comply in all material respects with all Environmental Laws (including, but not limited to, "CERCLA") and all laws pertaining to ERISA; (ii) except as provided in Sections 10(o) and 10(p) below, maintain the Oil and Gas Properties and other assets and properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Oil and Gas Properties and other assets and properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of the Borrowers exercised in good faith; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent an event or condition of default by any Borrower under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Oil and Gas Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect; and (iv) furnish Agent upon request evidence satisfactory to Agent that there are no Liens on the Oil and Gas Properties, except Permitted Liens.

     (n) Operation of Properties. Except as provided in Sections 10(o) and 10(p) below, the Borrowers will operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that the Borrowers shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

     (o) Compliance with Leases and Other Instruments. The Borrowers will pay or cause to be paid and discharged or establish adequate reserves to secure the payment of all rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by any Borrower (or required to keep unimpaired in all material respects the rights of any Borrower in any of the Oil and Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of any Borrower by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to any Borrower or any of the Oil and Gas Properties and do all other things necessary of any Borrower to keep unimpaired in all material respects the rights of Borrowers thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require the Borrowers to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent the Borrowers from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of the Borrowers exercised in good faith, it is not in the best interest of the Borrowers to perpetuate the same.

     (p) Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Properties which are being operated by operators other than the Borrowers, the Borrowers shall not be obligated to perform any undertakings contemplated by the covenants and agreement contained in Sections 10(m) or 10(n) above which are performable only by such operators and are beyond the control of the Borrowers; however, the Borrowers agree to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.

     (q) Sale of Certain Assets/Prepayment of Proceeds. Except with respect to sales permitted under Section 11(a)(ii)(C) below, the Borrowers will immediately pay over to Agent for the ratable benefit of the Banks as a prepayment of principal on the Revolving Notes, an amount equal to 100% of the Release Price received by Borrowers from the sale of any Oil and Gas Properties, which sale has been approved in advance by Majority Banks. The term "Release Price" as used herein shall mean a price determined by Majority Banks in their discretion based upon the loan collateral value which such Banks in their discretion (using such methodology, assumptions and discounts rates as such Banks customarily use in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assign to such Oil and Gas Properties at the time in question.
Any such prepayment of principal on the Revolving Notes required by this
Section 10(q), shall not be in lieu of, but shall be in addition to, any Monthly Commitment Reduction or any mandatory prepayment of principal required to be paid pursuant to Section 7(b) above.

     (r) Title Matters. Within ninety (90) days after the Effective Date with respect to the Oil and Gas Properties listed on Schedule 8 attached hereto and made a part hereof, furnish Agent with title opinions and/or title information reasonably satisfactory to Agent showing defensible title of the applicable Borrower to such Oil and Gas Properties subject only to the Permitted Liens. As to any Oil and Gas Properties hereafter mortgaged to Agent, the Borrowers will promptly (but in no event more than thirty (30) days following such mortgaging), furnish Agent with title opinions and/or title information reasonably satisfactory to Agent covering a sufficient value of such Oil and Gas Properties to maintain the required level of title coverage at 75% of the Engineered Value of the total Oil and Gas Properties. Said title information shall show defensible title of the applicable Borrower to such Oil and Gas Properties subject only to Permitted Liens.

     (s) Curative Matters. Within sixty (60) days after the Effective Date with respect to matters listed on Schedule 9 and, thereafter, within sixty
(60) days after receipt by the Borrowers from Agent or its counsel of written notice of title defects Agent reasonably requires to be cured, the Borrowers shall either (i) provide such curative information, in form and substance satisfactory to Agent, or (ii) substitute Oil and Gas Properties of value and quality satisfactory to Agent for all of Oil and Gas Properties for which such title curative was requested but upon which the Borrowers elected not to provide such title curative information, and, within sixty (60) days of such substitution, provide title opinions or title information satisfactory to Agent covering the Oil and Gas Properties so substituted.

     (t) Change of Principal Place of Business. The Borrowers shall give Agent at least thirty (30) days prior written notice of any intention to move the principal place of business of any Borrower from the address set forth in
Section 15 below.

     (u) Operating Accounts. The Borrowers shall establish and maintain with Agent any and all operating accounts of each of the Borrowers (the "Operating Accounts"), the maintenance of each of which shall be subject to such rules and regulations as Agent shall from time to time specify. Such Operating Accounts shall be the primary oil and gas operating account of the Borrowers for the purpose of depositing proceeds from oil and gas sales received from the Collateral and such accounts shall be maintained with Agent until all amounts due hereunder and under the Notes have been paid in full. The Borrowers hereby grant a security interest to Agent and the Banks in and to the Operating Accounts and all checks, drafts and other items ever received by any Bank for deposit therein. If any Event of Default shall occur and be continuing, Agent shall have the immediate right, without prior notice or demand, to take and apply against the Borrowers' obligations hereunder any and all funds legally and beneficially owned by the Borrowers then or thereafter on deposit in the Operating Accounts for the ratable benefit of the Banks. Borrowers shall not redirect the payment of such proceeds of production without the consent of Agent. The setoff rights discussed above shall apply only to (i) each Borrower's separate depository accounts, and (ii) each Borrower's separate funds in any combined revenue distribution account.

     (v) Additional Property. The Borrowers shall, within five (5) days after receiving a written request thereof from Agent, execute and deliver, or cause to be executed and delivered, such mortgages, deeds of trust, instruments, security agreements, assignments, financing statements, and other documents, as may be reasonably necessary in the opinion of Agent and Agent's counsel, to grant Agent valid first mortgage liens and first, prior and perfected security interests in and to additional Oil and Gas Properties of such value as Agent shall deem necessary to provide additional security for full and prompt payment of all amounts owed hereunder and under the Notes. At Agent's option and on request therefor, the Borrowers will furnish Agent title opinions covering such additional Oil and Gas Properties prepared by counsel not employed by the Borrowers (or such other evidence of Borrowers' ownership thereof and their revenue interest therein or attributable thereto as Agent may reasonably require), in form and substance satisfactory to Agent, subject only to title defects approved by Agent.

     (w) Letters In Lieu of Transfer Orders. The Borrowers shall promptly upon the reasonable request of Agent, at any time and from time to time and without limitation on the rights of Agent in accordance with Section 4(c) above, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrowers and delivered to Agent in satisfaction of the conditions set forth in Sections 4(c) and 9(a)(viii) above, as are necessary or appropriate to transfer and deliver to Agent for the benefit of the Banks proceeds from or attributable to any Oil and Gas Property or other Collateral; provided, however, that such letters shall only be delivered to the addressees thereof in accordance with the provisions of Section 4(c) above.

     (x) Division Orders. The Borrowers shall within sixty (60) days of closing and from time to time following the occurrence of any Event of Default and without limitations on the rights of Agent in accordance with Section 4(c) above, provide division orders on oil and gas properties mortgaged hereunder and execute such division and/or transfer orders as are necessary or appropriate to transfer and deliver to Agent for the ratable benefit of the Banks proceeds from the sale of hydrocarbon production from or attributable to any Oil and Gas Property; provided, however, that the Banks shall only send or deliver such division orders and/or transfer orders in accordance with Section 4(c) above.

     (y) Take or Pay Agreement. The Borrowers shall, in connection with their delivery of the engineering reports required by Sections 5 and 10 above, deliver to Agent copies of contracts or other agreements concerning "take or pay" and "prepayment", and provide notice of all gas balance liabilities of the Borrowers (or any of them).

     (z)  Entity Existence.  With the exception of those actions permitted by
Section 11(d) below, each Borrower shall preserve and maintain its existence as a corporation and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly and efficient manner consistent with good practices and in accordance with all valid regulations and orders of any governmental authority.

     (aa) Payment of Debt. Each of the Borrowers shall pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, before delinquent, (ii) all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might give rise to a Lien upon any of its property, and (iii) all of its other indebtedness, except as prohibited hereunder; provided, however, that the Borrowers shall not be required to pay any such tax, assessment, charge or levy if and so long as the amount, applicability or validity thereof shall concurrently be contested in good faith by appropriate proceedings and appropriate accruals and cash reserves therefor have been established in accordance with generally accepted accounting principles.

     (bb) Use of Proceeds. The Borrowers shall only use the proceeds of the Revolving Commitment (i) as to the initial Advance hereunder, for the purchase by the Banks from the lenders under the Prior Credit Agreement of the loan made pursuant to the Prior Credit Agreement and related documents, and (ii) as to any and all subsequent Advances, for exploration, development or acquisition of oil and/or gas properties, working capital. and general corporate purposes.

     (cc) Hedging Transactions. Borrower shall at all times have in place transactions providing for the hedging, forward sale, swap, collar or any derivative thereof, covering not less than 50% of the Borrowers' monthly onshore crude oil production forecast for all of the Borrowers' proved producing oil and gas properties for a term of not less than twelve (12) months, with BOK as the counter-party or with any other counter-party approved by Agent.

11. Negative Covenants. A deviation from the provisions of this Section 11 shall not constitute a Default or an Event of Default under this Agreement if such deviation is consented to in writing by Majority Banks prior to the date of deviation. The Borrowers will at all times comply with the covenants contained in this Section 11 from the date hereof and for so long as the Revolving Commitment or the Hedging Guidance Line is in existence or any amount is owed to Agent, BOK or any of the Banks under this Agreement or the other Loan Documents.

     (a) Negative Pledge. No Borrower nor any Subsidiary of any Borrower shall, without the prior written consent of Majority Banks:

          (i) create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its assets or properties except Permitted Liens; or

          (ii) sell, lease, transfer or otherwise dispose of, in any fiscal year, any of its oil and gas assets except for (A) sales of production from the Borrowers' Oil and Gas Properties made in the ordinary course of Borrowers' oil and gas businesses, (B) sales made with the consent of Majority Banks; and (C) sales, leases or transfers or other dispositions of Oil and Gas Properties made by the Borrowers during any fiscal year, in one or any series of transactions, the aggregate value of which does not exceed $100,000.00 between consecutive Determination Dates if, and only if, such sale, lease, transfer or other disposition does not result in the occurrence of a Default or Event of Default. Further, no Borrower nor any Subsidiary of any Borrower shall, without the prior written consent of Majority Banks, sell, lease, transfer or otherwise dispose of any oil and gas assets to any other Borrower or Subsidiary unless such disposition is permitted by Section 11(d) below.

     (b) Current Ratio. The Borrowers shall not allow their ratio of consolidated Current Assets to consolidated Current Liabilities to be less than 1.0 to 1.0 as of the end of any fiscal quarter.

     (c) Maximum Funded Debt Ratio. The Borrowers will not allow their consolidated Funded Debt Ratio to be greater than 3.00 to 1.00 at any time.

     (d) Consolidations and Mergers. No Borrower will consolidate or merge with or into any other Person, except that any Borrower may (i) merge with another Person if such Borrower is the surviving entity in such merger and if, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; or (ii) after prior notification is sent to Agent, merge or consolidate into any other Borrower.

     (e) Debts, Guaranties and Other Obligations. Without the consent of Majority Banks, no Borrower will incur, create, assume or in any manner become or be liable in respect of any indebtedness (including Letters of Credit other than those Letters of Credit permitted hereunder) in excess of $100,000.00 in the aggregate for all Borrowers, nor will any Borrower guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except that the foregoing restrictions shall not apply to:

          (i) the Notes and any renewal or increase thereof, or other indebtedness of the Borrowers heretofore disclosed to the Banks in the Borrowers' Financial Statements or on Schedule 3 attached hereto and made a part hereof; or

          (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or

          (iii) indebtedness (other than in connection with a loan or lending transaction) incurred in the ordinary course of business, including, but not limited to indebtedness for drilling, completing, leasing and reworking oil and gas wells or the treatment, distribution, transportation of sale of production therefrom;

          (iv) any renewals or extensions of (but not increases in) any of the foregoing; or

          (v) indebtedness to other Borrowers.

     (f) Dividends or Distributions. No Borrower will declare, pay or make, whether in cash or property, or set aside or apply any money or assets to pay or make any dividend or distribution during any fiscal year.

     (g) Loans and Advances. No Borrower shall make or permit to remain outstanding any loans or advances made by any Borrower to any Person, except that the foregoing restriction shall not apply to:

          (i) loans or advances to any Person, the material details of which have been set forth in the Financial Statements of the Borrowers heretofore furnished to the Banks; or

          (ii) advances made in the ordinary course of the Borrowers' oil and gas business; or

          (iii) loans or advances among Borrowers.

     (h) Sale or Discount of Receivables. No Borrower will discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

     (i) Nature of Business. No Borrower will permit any material change to be made in the character of its business as carried on at the date hereof.

     (j) Transactions with Affiliates. No Borrower will enter into any transaction with any Affiliate (other than another Borrower), except transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

     (k) Hedging Transactions. No Borrower will enter into any transaction providing (i) for the hedging, forward sale, swap or any derivative thereof of crude oil or natural gas or other commodities, or (ii) for a swap, collar, floor, cap, option, corridor, or other contract which is intended to reduce or eliminate the risk of fluctuation in interest rates, as such terms are referred to in the capital markets, except the foregoing prohibitions shall not apply to (x) transactions consented to in writing by Majority Banks which are on terms acceptable to Majority Banks, or (y) Pre-Approved Contracts. The term "Pre-Approved Contracts" as used herein shall mean any contract or agreement (i) to hedge, forward sell or swap crude oil or natural gas or otherwise sell up to 75% of the Borrowers' monthly production forecast for all of the Borrowers' (A) proved and producing oil properties for the period covered by the proposed hedging transaction, and (B) proved and producing gas properties for the period covered by the proposed hedging transaction, (ii) with a term of eighteen (18) months or less, (iii) with "strike prices" per barrel or MCF as applicable greater than Agent's forecasted price in the most recent engineering evaluation, and (iv) with BOK as the counter-party or with any other counter-party approved by Agent.

     (l) Investments. No Borrower shall make any investments in any Person, except such restriction shall not apply to:

          (i) investments and direct obligations of the United States of America or any agency thereof;

          (ii) investments in certificates of deposit issued by any of the Banks or certificates of deposit with maturities of less than one year, issued by other commercial banks in the United States having capital and surplus in excess of $500,000,000 and which have a senior unsecured debt rating of A+ by Standard & Poor's Ratings Group or A1 by Moody's Investors Service, Inc.; or

          (iii) investments in insured money market funds or such investment with maturities of less than ninety (90) days at other commercial banks having capital and surplus in excess of $500,000,000 and which have a senior unsecured debt rating of A+ by Standard & Poor's Ratings Group or A1 by Moody's Investors Service, Inc.; or

          (iv) investments in oil and gas properties; or

          (v) investments in other Borrowers; provided such investments shall not require a transfer of assets other than cash.

     (m) Amendment to Articles of Incorporation or Bylaws. No Borrower will permit any amendment to, or any alteration of, its Articles of Incorporation or Bylaws, which amendment or alteration could reasonably be expected to have a Material Adverse Effect.

     (n) Leases. No Borrower will enter into or agree to enter into, any rental or lease agreement resulting or which would result in aggregate rental or lease payments of the Borrowers exceeding $100,000.00 in the aggregate in any fiscal year of the Borrowers under all rental or lease agreements under which any Borrower is a lessee of the property or assets covered thereby; provided, however, that the foregoing restriction shall not apply to oil, gas and mineral leases or permits or similar agreements entered into in the ordinary course of business or orders of any governmental authority adjudicating the rights or pooling the interests of the owners of oil and gas properties or lease agreements in effect as of the date hereof.

     (o) Accounts Payable. No Borrower shall allow accounts payable to become in excess of 120 days past due, from the date of invoice, except such accounts payable as are being Contested in Good Faith.

     (p) Issuance of Preferred Stock. No Borrower shall issue any preferred stock after the date hereof without the consent of Majority Banks. As of the date hereof, Borrowers represent and warrant that none of them has any preferred stock issued and outstanding.

     (q) Change in Ownership or Structure. No Borrower shall permit or suffer to exist any change in a majority of its current board of director membership or a change or amendment to its current corporate structure except as set forth in Section 11(d) above.

     (r) Prepayments. Except as may be otherwise permitted herein, no borrowers shall directly or indirectly make any payment upon any Debt other than regularly scheduled installments of principal and interest.

     (s) Stock or Interest Repurchase. No Borrower shall repurchase or set aside any funds to repurchase any stock or partnership interests.

     (t) Change in Management. No Borrower shall make, permit or suffer to exist a Change in Management.

     (u) Kaiser-Francis Agreement. Borrower, Delta Petroleum Corporation, shall not amend, modify or otherwise alter its Loan Agreement and related documents with Kaiser-Francis Oil Company dated December 1, 1999 without Majority Banks' prior written consent, which consent shall not be unreasonably withheld.

12. Events of Default. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

     (a) The Borrowers shall fail to pay when due or declared due the principal of, and/or the interest on, the Notes or the Hedging Guidance Line, or any fee or any other indebtedness of the Borrowers incurred pursuant to this Agreement or any other Loan Document and such failure to pay is not cured within three (3) days after written notice of such failure is sent by Agent to the Borrowers; or

     (b) Any representation or warranty made by the Borrowers (or any of them) under this Agreement, or in any certificate or statement furnished or made to the Banks pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or to be furnished or made by the Borrowers (or any of them) under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

     (c) Default shall be made in the due observance or performance of any of the covenants or agreements of the Borrowers (or any of them) contained in the Loan Documents (any such default under a Security Instrument other than failure to pay must be such as would have a Material Adverse Effect), including this Agreement, and such default shall continue for more than thirty
(30) days after notice thereof from Agent to the Borrowers; or

     (d) Default shall be made in the due observance or performance of the covenants of the Borrowers (or any of them) contained in Section 11 of this Agreement; or

     (e) Default shall be made in respect of any obligation for borrowed money in excess of $100,000.00, other than the Notes, for which Borrowers are liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other security interest, lien, charge or encumbrance with respect thereto, on any asset or property of any Borrower in respect of any agreement relating to any such obligations unless none of the Borrowers is liable for same (i.e., unless remedies or recourse for failure to pay such obligations is limited to foreclosure of the collateral security therefor), and if such default shall continue for more than thirty (30) days after notice thereof from Agent to Borrowers; or

     (f) Any Borrower shall commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or

     (g) An involuntary case or other proceeding, shall be commenced against any Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Borrower under the federal bankruptcy laws as now or hereinafter in effect; or

     (h) A final judgment or judgments or order for the payment of money in excess of $100,000 during any one (1) fiscal year in the aggregate shall be rendered against any Borrower and any such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) days; or

     (i) If the Total Outstandings at any time exceed the Borrowing Base established for the Revolving Notes, and the Borrowers shall fail to comply with the provisions of Section 7(b) above; or

     (j)  A Change of Management shall occur; or

     (k) Any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Collateral purportedly covered thereby and such occurrence would have a Material Adverse Effect; or

     (l) Default shall be made in respect of any obligation of any Borrower under or in connection with the Loan Agreement and related documents with Kaiser-Francis Oil Company dated December 1, 1999.

     Upon the occurrence of any Event of Default specified above and after the expiration of any applicable cure period provided in either of Sections 12(f) or 12(g) above, the entire principal amount due under the Notes and all interest then accrued thereon, and any other liabilities of the Borrowers (or any of them) hereunder, shall become immediately due and payable, all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Borrowers. In any other Event of Default, Agent, upon request of Majority Banks, or BKO shall by notice to the Borrowers declare the principal of, and all interest then accrued on, the Notes and on the Hedging

Guidance Line and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which the Borrowers hereby expressly waive, anything contained herein or in any of the Notes to the contrary notwithstanding. Nothing contained in this Section 12 shall be construed to limit or amend in any way the Events of Default enumerated in any of the Notes, in the ISDA Agreement or in any other document executed in connection with the transactions contemplated herein.

     Upon the occurrence and during the continuance of any Event of Default beyond any cure period provided above, Agent, BOK and each of the Banks are hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Banks to or for the credit or the account of the Borrowers against any and all of the indebtedness of the Borrowers under the Notes, the Hedging Guidance Line and the Loan Documents, including this Agreement, irrespective of whether or not the Banks shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured. Any amount set-off by any of the Banks shall be applied against the indebtedness owed the Banks by the Borrowers pursuant to this Agreement, the Notes and the Hedging Guidance Line. The Banks agree promptly to notify the Borrowers after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.

     The setoff rights discussed above apply only to (i) each Borrower's separate depository accounts and (ii) each Borrower's separate funds in any combined revenue distribution accounts.

     Upon the occurrence of and during the continuance of any Event of Default, Delta Petroleum Corporation shall not service or cause or permit to be serviced its obligations described in its loan agreement with Kaiser-Francis Oil Company from proceeds of the collateral securing the loans made pursuant to this Agreement including, but not limited to, Oil and Gas Properties or any operating fees related thereto.

13.  Agent and the Banks.

     (a) Appointment and Authorization. Each Bank hereby appoints Agent as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Bank in and under all Loan Documents; (ii) to arrange the means whereby the funds of the Banks are to be made available to the Borrowers under the Loan Documents; (iii) to take such action as may be requested by any Bank under the Loan Documents (when such Bank is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to the Banks under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of the Banks; (vi) to promptly distribute to each Bank all material information, requests, documents and items received from the Borrowers under the Loan Documents;
(vii) to promptly distribute to each Bank such Bank's Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from the Banks. Each Bank hereby authorizes Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to its commitments hereunder and the Notes issued to it, Agent and any successor Agent shall have the same rights under the Loan Documents as any other Bank and may exercise the same as though it were not Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Agent and any successor Agent in its capacity as a Bank. Agent and any successor Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrowers, and any Person which may do business with the Borrowers, all as if Agent and any successor Agent was not Agent hereunder and without any duty to account therefor to the Banks; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Agent which may be or become security for the obligations of the Borrowers arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of the Borrowers arising under the Loan Documents, then each Bank shall be entitled to share in such application according to its pro rata part thereof. Each Bank, upon request of any other Bank, shall disclose to all other Banks all indebtedness and liabilities, direct and contingent, of the Borrowers to such Bank as of the time of such request.

     (b) Note Holders. From time to time as other Banks become a party to this Agreement, Agent shall obtain execution by the Borrowers of additional Notes in amounts representing the Revolving Commitment of each such new Bank, up to an aggregate face amount of all Revolving Notes not exceeding $50,000,000.00. The obligation of such Bank shall be governed by the provisions of this Agreement, including but not limited to, the obligations specified in Section 2 above. From time to time, Agent may require that the Banks exchange their Notes for newly issued Notes to better reflect the Revolving Commitments of the Banks. Agent may treat the payee of any Note as the holder thereof until written notice of transfer has been filed with it, signed by such payee and in form satisfactory to Agent.

     (c) Consultation with Counsel. Banks agree that Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     (d) Documents. Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.

     (e) Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to the Banks and the Borrowers, and Agent may be removed at any time with or without cause by all Banks. If no successor Agent has been so appointed by all Banks (and approved by the Borrowers) and has accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent.

Any successor Agent must be approved by the Borrowers, which approval will not be unreasonably withheld. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent, shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 13 shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Agent. To be eligible to be an Agent hereunder the party serving, or to serve, in such capacity must own a Pro Rata Part of the Revolving Commitments equal to the level of Revolving Commitment required to be held by any Bank pursuant to Section 26 below.

     (f) Responsibility of Agent. Agent agrees to act, subject to the express conditions contained in this Section 13, in substantially the same manner that it would act in dealing with a loan held for its own account. It is expressly understood and agreed that the obligations of Agent under the Loan Documents are only those expressly set forth in the Loan Documents and that Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact or has received notice from a Bank or the Borrowers that such Bank or the Borrowers considers that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Agent shall not incur liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable.

     Agent shall not be responsible to the Banks for any of the Borrowers' recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Bank under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of or any of the Loan Documents or for any failure by the Borrowers to perform any of their obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

     The relationship between Agent and each Bank is only that of agent and principal and has no fiduciary aspects. Nothing in the Loan Documents or elsewhere shall be construed to impose on Agent any duties or responsibilities other than those for which express provision is therein made. In performing its duties and functions hereunder, Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for the Borrower or any of its beneficiaries or other creditors. As to any matters not expressly provided for by the Loan Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Banks and such instructions shall be binding upon all Banks and all holders of the Notes; provided, however, that Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.

     Agent shall have the right to exercise or refrain from exercising, without notice or liability to the Banks, any and all rights afforded to Agent by the Loan Documents or which Agent may have as a matter of law; provided, however, Agent shall not (i) except as provided in Section 5(b) above, without the consent of Majority Banks designate the amount of the Borrowing Base or the Monthly Commitment Reduction or (ii) without the consent of all Banks, take any other action with regard to amending the Loan Documents, waiving any default under the Loan Documents or taking any other action with respect to the Loan Documents which requires consent of all Banks; provided that no amendment, waiver, or other action shall be effected pursuant to the preceding clause (ii) without the consent of all Banks which: (A) would increase the Borrowing Base or decrease the Monthly Commitment Reduction, (B) would reduce any fees hereunder, or the principal of, or the interest on, any Bank's Note or Notes, (C) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Bank's Note or Notes, (D) would materially increase any Bank's obligations hereunder or would materially alter Agent's obligations to any Bank hereunder, (E) would release any of the Borrowers from its obligation to pay any Bank's Note or Notes, (F) would release any of the Collateral, (G) would change the definition of Majority Banks, (H) would amend, modify or change any provision of this Agreement requiring the consent of all of the Banks, (I) would waive any of the conditions precedent to the Effective Date or the making of any Loan or issuance of any Letter of Credit or (J) would extend the Maturity Date or (K) would amend this sentence or the previous sentence. Agent shall not have liability to Banks for failure or delay in exercising any right or power possessed by Agent pursuant to the Loan Documents or otherwise unless such failure or delay is caused by the gross negligence of Agent, in which case only such Agent that was responsible for such gross negligence shall have liability therefor to the Banks.

     (g) Independent Investigation. Each Bank severally represents and warrants to Agent that it has made its own independent investigation and assessment of the financial condition and affairs of the Borrowers in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Bank by Agent in connection herewith, and each Bank represents, warrants and undertakes to Agent that it shall continue to make its own independent appraisal of the credit worthiness of the Borrowers while the Notes are outstanding or its commitments hereunder are in force. Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrowers. Other than as provided in this Agreement, Agent shall not have any duty, responsibility or liability to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrowers which may come into the possession of Agent.

     (h) Indemnification. The Banks agree to indemnify Agent, ratably according to their respective Revolving Commitments on a Pro Rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of those portions of the Loan Documents relating to the Revolving Commitment or any action taken or omitted by Agent under those portions of the Loan Documents relating to the Revolving Commitment, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct; provided further that if at any time hereafter Agent is a Person other than BOK, BOK agrees to indemnify Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of those portions of the Loan Documents relating to the Hedging Guidance Line or any action taken or omitted by Agent under those portions of the Loan Documents relating to the Hedging Guidance Line. Each Bank shall be entitled to be reimbursed by Agent for any amount such Bank paid to Agent under this Section 13(h) to the extent that Agent has been reimbursed for such payments by the Borrowers or any other Person. The parties intend for the provisions of this Section to apply to and protect Agent from the consequences of any liability including strict liability imposed or threatened to be imposed on Agent as well as from the consequences of its own negligence, whether or not that negligence is the sole, contributing or concurring cause of any such liability.

     (i) Benefit of Section 13. The agreements contained in this Section 13 are solely for the benefit of Agent and the Banks and are not for the benefit of, or to be relied upon by, the Borrowers, any affiliate of the Borrowers or any other Person.

     (j)  Treatment of Payments and Recoveries.

          (i) For so long as no Event of Default has occurred and is continuing which causes an automatic acceleration of any amount payable by the Borrowers hereunder or as to which Agent, BOK or the Banks have given notice to the Borrowers of any such acceleration, any amounts received by Agent, BOK or any of the Banks in repayment of any of the indebtedness evidenced hereby, whether by direct payment, setoff, foreclosure upon collateral or otherwise, shall be allocated as the Borrowers may request between the repayment of the Revolving Loan and the repayment of the Hedging Guidance Line.

          (ii) After the occurrence and during the continuance of an Event of Default which causes an automatic acceleration of any amount payable by the Borrowers hereunder or as to which Agent, BOK or the Banks have given notice to the Borrowers of any such acceleration, any amounts received by Agent, BOK or any of the Banks in repayment of any of the indebtedness evidenced hereby, whether by direct payment, offset, foreclosure upon collateral or otherwise, shall be allocated on a pari passu basis between the repayment of the Revolving Loan and the repayment of the Hedging Guidance Line.

          (iii) Subject to the provisions of this Agreement, any amount allocable to the Revolving Loan under Section 13(j)(i) above or Section 13(j)(ii) above, including without limitation payments of principal of and interest on the Notes and fees provided for in this Agreement with respect to the Revolving Commitment, shall be made Pro Rata; provided, however, in the event that any Defaulting Bank shall have failed to make an Advance as contemplated under Section 3 above and Agent or another Bank or Banks shall have made such Advance, payment received by Agent for the account of such Defaulting Bank or Banks shall not be distributed to such Defaulting Bank or Banks until such Advance or Advances shall have been repaid in full to the Bank or Banks who funded such Advance or Advances; provided further that, in the event any Defaulting Bank shall have failed to make an Advance as contemplated under Section 3 above and no other Bank or Agent shall have made such Advance, such Defaulting Bank, and only such Defaulting Bank, shall not be entitled to receive its Pro Rata portion of any Non-Use Fee accruing during, and only during, that period of time during which it remains a Defaulting Bank.

     (k) Assumption as to Payments. Except as specifically provided herein, unless Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Banks hereunder that the Borrowers will not make such payment in full, Agent may, but shall not be required to, assume that the Borrowers have made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrowers shall not have so made such payment in full to Agent, each Bank shall repay to Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to Agent, at an interest rate equal to the overnight federal funds rate.

     (l) Other Financings. Without limiting the rights to which any Bank otherwise is or may become entitled, such Bank shall have no interest, by virtue of this Agreement or the Loan Documents, in (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Bank to, on behalf of, or with the Borrowers (collectively referred to herein as "Other Financings") other than the obligations hereunder; (b) any present or future guarantees by or for the account of the Borrowers which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings; or (d) any property now or hereafter in the possession or control of any other Bank which may be or become security for the obligations of the Borrowers arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings.

     (m) Interests of the Banks. Nothing in this Agreement shall be construed to create a partnership or joint venture between or among any of the Banks for any purpose. Agent, the Banks and the Borrowers recognize that the respective obligations of the Banks under the Revolving Commitment shall be several and not joint and that neither Agent nor any of the Banks shall be responsible for or liable to perform any of the obligations of any other party under this Agreement. Each Bank is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Agent under the Security Instruments, including, without limitation, liens and security interests in any collateral, fees and payments of principal and interest by the Borrowers under the Revolving Commitment on a Pro Rata basis. Each Bank shall perform all duties and obligations of the Banks under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.

     (n) Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to the Banks any funds which it has received, or whenever Agent in good faith determines that there is any dispute among the Banks about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to the Banks, Agent may invest such funds only in obligations secured by the United States government pending distribution (at the risk of the Borrowers). All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment. All monies received by Agent for distribution to the Banks (other than to the Person who is Agent in its separate capacity as a Bank) shall be held by Agent pending such distribution solely as Agent for such Banks, and Agent shall have no equitable title to any portion thereof.


14. Exercise of Rights. No failure to exercise, and no delay in exercising, on the part of Agent or the Banks, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Agent and the Banks hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the Notes nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

15. Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (a) BORROWERS: c/o DELTA PETROLEUM CORPORATION, 475 17th Street, Suite 1400, Denver, Colorado 80202, Facsimile No.: 303/298-8251,
Attention: Roger Parker; (b) AGENT: BANK OF OKLAHOMA, N.A., 1625 Broadway, Suite 1570,, Denver, Colorado 80202, Facsimile No.: 303/534-9499 Attention:
Allen Rheem. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or delivered by facsimile as aforesaid or, if mailed, on the third day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Section 15. Any notice required to be given to the Banks shall be given to Agent and distributed to all Banks by Agent.

16. Expenses. The Borrowers shall pay (i) all reasonable and necessary out-of-pocket expenses of the Banks which are not Defaulting Banks, including reasonable fees and disbursements of special counsel for Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of Agent, including reasonable fees and disbursements of special counsel for Agent in connection with the preparation of any participation agreement for a participant or participants requested by the Borrowers or any amendment thereof and (iii) if a Default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by the Banks, including reasonable fees and disbursements of counsel, in connection with such Default or Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrowers shall indemnify Agent and the Banks against any transfer taxes, document taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and filing of the Loan Documents. The obligations of this Section 16 shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrowers to the Banks hereunder and under the Notes.

17. Indemnity. The Borrowers agree to indemnify and hold harmless the Banks and their respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Banks, including all local counsel hired by such counsel) ("Claim") incurred by the Banks in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrowers or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrowers to the Banks hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrowers to the Banks hereunder and under the Notes, provided that the Borrowers shall have no obligation under this Section to any Bank with respect to any of the foregoing arising out of the gross negligence or willful misconduct of such Bank. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrowers of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrowers' expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrowers may at their own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. The parties intend for the provisions of this Section to apply to and protect each Indemnified Party from the consequences of any liability including strict liability imposed or threatened to be imposed on Agent as well as from the consequences of its own negligence, whether or not that negligence is the sole, contributing, or concurring cause of any Claim.

18. Governing Law. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DENVER, COLORADO, AND THE SUBSTANTIVE LAWS OF COLORADO SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND
INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.

19. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

20. Maximum Interest Rate. It is the intention of the parties hereto to comply strictly with any applicable usury laws as in effect from time to time and, in this regard, there shall never be taken, received, contracted for, collected, charged or received on any sums advanced hereunder interest in excess of that which would accrue at the Maximum Rate.

     If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Maximum Rate were in effect, the Borrowers stipulate that such payment and collection will have been and will be deemed to have been, to the fullest extent permitted by applicable laws of the State of Colorado or the United States of America, the result of mathematical error on the part of the Borrowers and Agent; and Agent shall promptly credit the amount of such excess to the principal amount due on the Notes, or if the principal amount due on the Notes shall have been paid in full, refund the amount of such excess to the Borrowers (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Maximum Rate) upon discovery of such error by Agent or notice thereof from the Borrowers.

     If the maturity of the Notes is accelerated by reason of an election of Agent resulting from any Event of Default or otherwise in accordance with this Agreement, or in the event any prepayment, then such consideration that constitutes interest under applicable laws may never include amounts which are more than the Maximum Rate, and the amount of such excess, if any, provided for in this Agreement or otherwise shall be canceled automatically by Agent as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Agent on the principal amount due on the Notes, or if the principal amount due on the Notes shall have been paid in full, refunded by Agent to the Borrowers.

     All sums paid, or agreed to be paid, to Agent for the use, forbearance and detention of the proceeds of any Advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Maximum Rate throughout the full term hereof.

21. Amendments. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.

22. Multiple Counterparts. This Agreement may be executed in any number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

23. Conflict. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.

24. Survival. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Notes or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

25. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that the Borrowers may not, without the prior written consent of all of the Banks, assign any rights, powers, duties or obligations hereunder.

26.  Assignments and Participations.

     (a) Each Bank shall have the right to sell, assign or transfer all or any part of its Note, its Revolving Commitment and its rights and obligations hereunder to one or more Affiliates, Banks, financial institutions, pension plans, insurance companies, investment funds, or similar Persons who are Eligible Assignees or to a Federal Reserve Bank; provided, that in connection with each sale, assignment or transfer (other than to an Affiliate, a Bank or a Federal Reserve Bank), the applicable Bank will consider the opinion and recommendation of the Borrowers, which opinion and recommendation shall in no way be binding upon such Bank, and each such sale, assignment, or transfer (other than to an Affiliate, a Bank or a Federal Reserve Bank), shall require the consent of Agent, which consent will not be unreasonably withheld, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were such Bank and a holder of such Note, Revolving Commitment and rights and obligations, including, without limitation, the right to vote on decisions requiring consent or approval of all Banks or Majority Banks and the obligation to fund its Revolving Commitment; provided, further, that (i) each such sale, assignment, or transfer (other than to an Affiliate, a Bank or a Federal Reserve Bank) shall be in an aggregate principal amount not less than $1,000,000.00, (ii) each remaining Bank shall at all times maintain a Revolving Commitment then outstanding in an aggregate principal amount at least equal to $6,000,000.00; (iii) each such sale, assignment or transfer shall be of a Pro Rata portion of such Bank's Revolving Commitment, (iv) no Bank may offer to sell its Note or Notes, Revolving Commitment, rights and obligations or interests therein in violation of any securities laws; and (v) no such assignments (other than to a Federal Reserve Bank) shall become effective until the assigning Bank and its assignee deliver to Agent and the Borrowers an Assignment and Acceptance and the Note or Notes subject to such assignment and other documents evidencing any such assignment. An assignment fee in the amount of $3,500 for each such assignment (other than to an Affiliate, a Bank or the Federal Reserve Bank) will be payable to Agent by assignor and/or assignee. Within five (5) Business Days after the Borrowers' receipt of copies of the Assignment and Acceptance and the other documents relating thereto and the Note or Notes, the Borrowers shall execute and deliver to Agent (for delivery to the relevant assignee) a new Note evidencing such assignee's assigned Revolving Commitment and if the assignor Bank has retained a portion of its Revolving Commitment, a replacement Note in the principal amount of the Revolving Commitment retained by the assignor (except as provided in the last sentence of this paragraph (a) such Note or Notes to be in exchange for, but not in payment of, the Note or Notes held by such
Bank). On and after the effective date of an assignment hereunder, the assignee shall for all purposes be a Bank, party to this Agreement and any other Loan Document executed by the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party thereto, and no further consent or action by the Borrowers, the Banks or Agent shall be required to release the transferor Bank with respect to its Revolving Commitment assigned to such assignee and the transferor Bank shall henceforth be so released.

     (b) Each Bank shall have the right to grant participations in all or any part of such Bank's Note and Revolving Commitment hereunder to one or more pension plans, investment funds, insurance companies, financial institutions or other Persons, provided, that:

          (i) each Bank granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of the Banks or Majority Banks (except as set forth in (iii) below);

          (ii) in the event any Bank grants a participation hereunder, such Bank's obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of any such Note or Notes for all purposes under the Loan Documents, and Agent, each Bank and the Borrowers shall be entitled to deal with the Bank granting a participation in the same manner as if no participation had been granted; and

          (iii) no participant shall ever have any right by reason of its participation to exercise any of the rights of the Banks hereunder, except that any Bank may agree with any participant that such Bank will not, without the consent of such participant (which consent may not be unreasonably withheld) consent to any amendment or waiver requiring approval of all Banks.

     (c) It is understood and agreed that any Bank may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Borrowers' properties and operations which was provided to such Bank pursuant to this Agreement.

     (d) Upon the reasonable request of either Agent or the Borrowers, each Bank will identify those to whom it has assigned or participated any part of its Note and Revolving Commitment, and provide the amounts so assigned or participated.

27. Choice of Forum: Consent to Service of Process and Jurisdiction. THE OBLIGATIONS OF THE BORROWERS UNDER THE LOAN DOCUMENTS ARE PERFORMABLE IN DENVER, COLORADO. ANY SUIT, ACTION OR PROCEEDING AGAINST THE BORROWERS WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OF COLORADO, CITY AND COUNTY OF DENVER, OR IN THE UNITED STATES COURTS LOCATED IN THE CITY AND COUNTY OF DENVER, COLORADO AND THE BORROWERS HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWERS HEREBY IRREVOCABLY CONSENT TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY AGENT OR ANY BANK BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWERS, OR ANY OF THEM, AS APPLICABLE, AT THE ADDRESS FOR NOTICES AS PROVIDED IN SECTION 15. THE BORROWERS HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE STATE OF COLORADO, CITY AND COUNTY OF DENVER, AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

28. Waiver of Jury Trial. THE BORROWERS, AGENT AND THE BANKS (BY THEIR ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE BORROWERS, AGENT AND THE BANKS, ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT, THE NOTES, ANY OTHER RELATED DOCUMENT, OR ANY RELATIONSHIP BETWEEN OR AMONG AGENT, THE BANKS AND THE BORROWERS. THIS PROVISION IS A MATERIAL INDUCEMENT TO AGENT AND THE BANKS TO PROVIDE THE FINANCING DESCRIBED HEREIN .

29. Other Agreements. THIS WRITTEN AMENDED AND RESTATED CREDIT AGREEMENT AND THE RELATED LOAN DOCUMENTS BEING EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

30. Financial Terms. All accounting terms used in this Agreement which are not specifically defined herein shall be defined in accordance with GAAP.

31. Fraudulent Conveyance Savings Clause. Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement shall not constitute a "Fraudulent Conveyance" (as defined below) as to any Borrower. Consequently, each Borrower agrees that if this Agreement would, but for the application of this sentence, constitute a Fraudulent Conveyance as to any such Borrower, the obligations of such Borrower under this Agreement shall be valid and enforceable against such Borrower only to the maximum extent that would not cause this Agreement to constitute a Fraudulent Conveyance as to such Borrower, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, a "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of the Bankruptcy Code (or any successor section) or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state or other governmental unit, as in effect from time to time.

32. Supersession. At the time of the initial Advance hereunder, the terms and provisions of this Agreement and the Notes shall supersede the terms and provisions of the Prior Credit Agreement; provided that the security documents securing the loan made pursuant to the Prior Credit Agreement, as assigned to Agent for the benefit of the Banks, shall remain in full force and effect.
The Borrowers hereby release Agent and the Banks from any and all duties, obligations and liabilities, whether known or unknown, assumed by Agent or the Banks under the Prior Credit Agreement, to the extent that they arose under any document relating to the Prior Credit Agreement at any time on or before the date of the initial Advance hereunder.

     EXECUTED as of the day and year first above written.

                              BORROWERS:

                              DELTA PETROLEUM CORPORATION,
                              a Colorado corporation

                              By: /s/ Roger A. Parker
                              Name:  Roger A. Parker
                              Title: President and Chief Executive Officer
                              Address:
                              475 17th Street, Suite 1400
                              Denver, Colorado  80202
                              Telephone:  (303) 293-9133
                              Facsimile:  (303) 298-8251

                              DELTA EXPLORATION COMPANY, INC.,
                              a Colorado corporation


                              By: /s/ Roger A. Parker
                              Name:  Roger A. Parker
                              Title: President and Treasurer
                              Address:
                              475 17th Street, Suite 1400
                              Denver, Colorado  80202
                              Telephone:  (303) 293-9133
                              Facsimile:  (303) 298-8251

                              PIPER PETROLEUM COMPANY,
                              a Colorado corporation


                              By: /s/ Roger A. Parker
                              Name:  Roger A. Parker
                              Title: President and Treasurer
                              Address:
                              475 17th Street, Suite 1400
                              Denver, Colorado  80202
                              Telephone:  (303) 293-9133
                              Facsimile:  (303) 298-8251

                              AGENT:

                              BANK OF OKLAHOMA, N.A.,
                              a national banking association



                              By: /a/ Allen Rheem
                              Name:  Allen Rheem
                              Title: Vice President
                              Address:
                              1625 Broadway, Suite 1570
                              Denver, Colorado 80202
                              Telephone: 303/534-9463
                              Facsimile: 303/534-9499

                              BANKS:

                              BANK OF OKLAHOMA, N.A.,
                              a national banking association


                              By: /a/ Allen Rheem
                              Name:  Allen Rheem
                              Title: Vice President
                              Initial Revolving Commitment Percentage: 50.0%
                              Address:
                              1625 Broadway, Suite 1570
                              Denver, Colorado 80202
                              Telephone: 303/534-9463
                              Facsimile: 303/534-9499


                              U.S. BANK NATIONAL ASSOCIATION,
                              a national banking association


                              By: /s/ Kathryn A. Gaiter
                              Name:  Kathryn A. Gaiter
                              Title: Vice President
                              Initial Revolving Commitment Percentage: 27.5%
                              Address:
                              918 Seventeenth Street, DN-CO-BB3E
                              Denver, Colorado 80202
                              Telephone: 303/585-4210
                              Facsimile: 303/585-4362

                              HIBERNIA NATIONAL BANK,
                              a national banking association


                              By: /s/ Daria M. Mahoney
                              Name:  Daria M. Mahoney
                              Title: Vice President
                              Initial Revolving Commitment Percentage: 22.5%
                              Address:
                              Energy/Maritime Department
                              313 Carondelet Street
                              New Orleans, LA 70130
                              ATTN: Ms. Daria M. Mahoney, Vice President
                              Telephone: 504/533-2589
                              Facsimile: 504/533-5434

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                     Among

                           DELTA PETROLEUM CORPORATION;
                         DELTA EXPLORATION COMPANY, INC.;
                             PIPER PETROLEUM COMPANY

                                     And

                              BANK OF OKLAHOMA, N.A.



                                 December 30, 2003














































Exhibits

Exhibit "A"     -     Notice of Borrowing

Exhibit "B"     -     Promissory Note

Exhibit "C"     -     Certificate of Compliance

Exhibit "D"     -     Form of Assignment and Acceptance Agreement

Exhibit "E"     -     Certificate Regarding Solvency

Exhibit "F"     -     Interest Rate Election


Schedules

Schedule 1     -     Liens

Schedule 2     -     Financial Condition

Schedule 3     -     Liabilities

Schedule 4     -     Litigation

Schedule 5     -     Subsidiaries

Schedule 6     -     Environmental Matters

Schedule 7     -     Gas Contracts

Schedule 8     -     Title Matters

Schedule 9     -     Curative Matters

Schedule 10          Permitted Liens



























                                  EXHIBIT "A"

                              NOTICE OF BORROWING

     The undersigned hereby certifies that [he is/they are] the ____________________ of DELTA PETROLEUM CORPORATION, DELTA EXPLORATION COMPANY, INC. and PIPER PETROLEUM COMPANY and that as such [he is/they are] authorized to execute this Notice of Borrowing on behalf of the Borrowers (as such term is defined in the Agreement). With reference to that certain Amended and Restated Credit Agreement dated as of December 30, 2003 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the "Agreement") entered into by and among the Borrowers, BANK OF OKLAHOMA, N.A. ("BOK") and the financial institutions party thereto (the "Banks"), the undersigned further certifies, represents and warrants on behalf of the Borrowers that all of the foregoing statements are true and correct (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

          (a) The Borrowers [or any Borrower] request that the Banks advance the Borrowers [or any Borrower] on the Revolving Loan the aggregate sum of $___________________ by no later than ________________________. Immediately following such Advance, the aggregate outstanding balance of Advances shall equal $_______________ on the Revolving Loan.

          (b) As of the date hereof, and as a result of the making of the requested Advance, there does not and will not exist any Default or Event of Default.

          (c) The Borrowers have performed and complied with all agreements and conditions contained in the Agreement which are required to be performed or complied with by the Borrowers before or on the date hereof.

          (e) The representations and warranties contained in the Agreement are true and correct in all material respects as of the date hereof and shall be true and correct upon the making of the Advance, with the same force and effect as though made on and as of the date hereof and thereof.

          (f) No change that would cause a Material Adverse Effect to the condition, financial or otherwise, of the Borrowers has occurred since the most recent Financial Statement provided to the Banks.

     EXECUTED AND DELIVERED this ________ day of _______________, 200_.

                            DELTA PETROLEUM CORPORATION,
                            a Colorado corporation

                            By:_____________________________________
                            Name:  ______________________
                            Title: ______________________

                            DELTA EXPLORATION COMPANY, INC.,
                            a Colorado corporation

                            By:_____________________________________
                            Name:  ______________________
                            Title: ______________________







                            PIPER PETROLEUM COMPANY,
                            a Colorado corporation

                            By:______________________________________
                            Name:  ______________________
                            Title: ______________________
























































                                 EXHIBIT "B"

                               PROMISSORY NOTE

$__________________                                       Denver, Colorado
                                                          December 30, 2003

     FOR VALUE RECEIVED, the undersigned DELTA PETROLEUM CORPORATION, a Colorado corporation, DELTA EXPLORATION COMPANY, INC., a Colorado corporation, and PIPER PETROLEUM COMPANY, a Colorado corporation (hereinafter collectively referred to herein as "Borrowers") hereby unconditionally, jointly and severally, promise to pay to the order of ________________________ (the "Bank") at the offices of Bank of Oklahoma, N.A. (the "Agent") at Bank of Oklahoma Tower, One Williams Center, Tulsa,, Oklahoma 74192, the principal sum of _____________________ and ____/100 DOLLARS ($___________________) or so
much thereof as shall be advanced under the provisions of the Credit Agreement (as defined herein), in lawful money of the United States of America together with interest from the date hereof until paid at the rates specified in the Credit Agreement. All payments of principal and interest due hereunder are payable at any office of Bank capable of accepting loan payments, or at such other location as Bank shall designate in writing to Borrowers.

     The principal and all accrued interest on this Note shall be due and payable in accordance with the terms and provisions of the Credit Agreement (defined below).

     This Note is executed pursuant to that certain Amended and Restated Credit Agreement dated of even date herewith among Borrowers, Agent and Banks (the "Credit Agreement"), and is one of the Notes referred to therein. Reference is made to the Credit Agreement and the Loan Documents (as that term is defined in the Credit Agreement) for a statement of prepayment, rights and obligations of Borrowers, for a statement of the terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation the obligations of the holder hereof to advance funds hereunder, principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys' fees, court costs and other costs of collection and certain waivers by Borrowers and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence of an Event of Default, as that term is defined in the Credit Agreement and Loan Documents, and after the expiration of any cure period as set forth in the Credit Agreement, the holder hereof (i) may declare forthwith to be entirely and immediately due and payable the principal balance hereof and the interest accrued hereon, and (ii) shall have all rights and remedies of the Bank under the Credit Agreement and Loan Documents. This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.

     Regardless of any provision contained in this Note, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate (as such term is defined in the Credit Agreement), and, if the holder hereof ever receives, collects, or applies as interest, any such amount which would be excessive interest, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the indebtedness evidenced hereby is paid in full, any remaining excess shall forthwith be paid to Borrowers. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrowers and the holder hereof shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the obligations evidenced by this Note and/or referred to in the Credit Agreement so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term thereof; and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder hereof shall refund to Borrowers the amount of such excess or credit the amount of such excess against the indebtedness evidenced hereby, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

     If any payment of principal or interest on this Note shall become due on a day other than a Business Day (as such term is defined in the Credit Agreement), such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

     If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrowers agree to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys' fees.

     Borrowers and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes.

     This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of Colorado.

     THIS WRITTEN NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     EXECUTED as of the date and year first above written.


BORROWERS:                        DELTA PETROLEUM CORPORATION,
                                  a Colorado corporation


                                  By:______________________________________
                                  Name:  _______________________
                                  Title: _______________________

                                  DELTA EXPLORATION COMPANY, INC.,
                                  a Colorado corporation


                                  By:______________________________________
                                  Name:  _______________________
                                  Title: _______________________



                                  PIPER PETROLEUM COMPANY,
                                  a Colorado corporation


                                  By:______________________________________
                                  Name:  _______________________
                                  Title: _______________________
























































                                  EXHIBIT "C"

                            CERTIFICATE OF COMPLIANCE

     The undersigned hereby certifies that [he is/they are] the ____________________ of DELTA PETROLEUM CORPORATION, DELTA EXPLORATION COMPANY, INC., and PIPER PETROLEUM COMPANY, and that as such [he is/they are] authorized to execute this Certificate of Compliance on behalf of the Borrowers. With reference to that certain Amended and Restated Credit Agreement dated as of December 30, 2003 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the "Agreement") entered into by and among Borrowers, BANK OF OKLAHOMA, N.A., as "Agent" for itself and the Banks signatory thereto (the "Banks"), the undersigned further certifies, represents and warrants on behalf of the Borrowers and the Support Parties that all of the following statements are true and correct (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

     (a) The Borrowers have fulfilled in all material respects their obligations under the Notes and Security Instruments, including the Agreement, and all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects [if the representations and warranties are not true and correct, the party signing this certificate shall except from the foregoing statement the matters for which such representations and warranties are no longer true specifying the nature of any such change.]

     (b) No Event of Default has occurred under the Security Instruments, including the Agreement [if an Event of Default has occurred, the party certifying hereto shall specify the facts constituting the Event of Default and the nature and status thereof].

     (c) To the extent requested from time to time by Agent, the certifying party shall specifically affirm compliance of the Borrowers in all material respects with any of its representations and warranties (except to the extent they relate solely to an earlier date) or obligations under said instruments.

     (d) Financial Computations for the period ending _____________________ (provide calculations on a consolidated basis):

          (i)  Current Ratio; and

          (ii) Maximum Funded Debt Ratio.


EXECUTED, DELIVERED AND CERTIFIED TO this 30th day of December, 2003.

                                DELTA PETROLEUM CORPORATION,
                                a Colorado corporation

                                __________________________________
                                By:  ________________________
                                Title:  _____________________

                                DELTA EXPLORATION COMPANY, INC.,
                                a Colorado corporation

                                __________________________________
                                By:  ______________________
                                Title:  ___________________



                                PIPER PETROLEUM COMPANY,
                                a Colorado corporation

                                By:_________________________________
                                Name:  ______________________
                                Title: ______________________

























































                                 EXHIBIT "D"

                      ASSIGNMENT AND ACCEPTANCE AGREEMENT

     This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of ____________________, 200_ is made between ________________________(the "Assignor") and _____________________ (the
"Assignee").

                                   RECITALS

     WHEREAS, the Assignor is party to that certain Amended and Restated Credit Agreement dated as of December 30, 2003 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") by and among Delta Petroleum Corporation, Delta Exploration Company, Inc., Piper Petroleum Company, the Banks signatory thereto (the "Banks"), and Bank of Oklahoma, N.A., as Agent (in such capacity, the "Agent"), (unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement);

     WHEREAS, as provided under the Credit Agreement, the Assignor has committed to make Loans (the "Committed Loans") to the Company in aggregate amounts not to exceed (i) $_______________ on the Revolving Loan (the "Revolving Commitment"), such Revolving Commitment being evidenced by a Revolving Note in the face amount of $_______________ (the "Note"); the Revolving Commitment is hereinafter referred to as (the "Commitment");

     WHEREAS, [the Assignor has made Committed Loans to the Company in the aggregate principal amount of (i) $_______________ on the Revolving Commitment [no Committed Loans are outstanding under the Credit Agreement]; and

     WHEREAS, the Assignor wishes to assign to the Assignee [part] [all] of the rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, in an amount equal to $_______________ on the Revolving Commitment for a total of $_______________ for the total Commitment (the "Assigned Amount") on the term and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and assume such obligations from the Assignor on such terms and subject to such conditions;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     1.   Assignment and Acceptance.

         (a) Subject to the term and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assigns and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) ____% (the "Assignee's Percentage Share") of (A) the Commitment [and the Committed Loans] of the Assignor, (B) the Notes, and (C) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

          [if appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on; and fees with respect to, Committed Loans assigned]

          (b) With effect on and after the Effective Date (as defined in Section 5 below), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish As rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.

          (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's Commitment will be $_______________.

          (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's Commitment will be $_______________.

     2.   Payments.

          (a) As consideration for the sale, assignment and transfer contemplated in Section 1 above, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $_______________, representing the Assignee's Pro Rate Share of the principal amount of all Committed Loans.

          (b) The [Assignor] [Assignee] further agrees to pay to Agent a processing fee in the amount specified in Section 26 of the Credit Agreement.

     3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, the Committed Loans and the Notes shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

     4. Independent Credit Decision. The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 10 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

     5.   Effective Date; Notices.

          (a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be _______________, 200__ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

               (i) this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee, together with the Notes;

               (ii) the consent of Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 26 of the Credit Agreement shall have been duly obtained and shall be in full force and effective as of the Effective Date;

               (iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance,

               (iv) the processing fee referred to in Section 2(b) above and in Section 26 of the Credit Agreement shall have been paid to Agent; and

               (v) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee's Percentage Share of the rights and obligations of the Assignor under the Credit Agreement (if such agreement exists).

          (b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to Agent for acknowledgment by Agent, a copy of this Assignment and Acceptance.

    [6.   Agent.  [INCLUDE ONLY IF ASSIGNOR IS AGENT]

          (a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the Banks pursuant to the terms of the Credit Agreement.

          (b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.]

     7. Withholding Tax. The Assignee (a) represents and warrants to the Bank, Agent and the Company that under applicable law and treaties no tax will be required to be withheld by the Bank with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and the Company prior to the time that Agent or Company is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 101 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 100 1 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U. S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     8.   Representations and Warranties.

          (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) on notices to, or consents, authorizations or approvals of any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

          (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

          (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has M power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or flings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

     9. Further Assurances. The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Company or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

     10.  Miscellaneous.

          (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

          (b) All payments made hereunder shall be made without any set-off or counterclaim.

          (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

          (d) This Assignment and Acceptance may be executed in any number of counterparts and a of such counterparts taken together shall be deemed to constitute one and the same instrument.

          (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO- The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Colorado over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claim in respect of such action or proceeding may be heard and determined in such Colorado State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

          (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE Credit Agreement, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER ORAL OR WRITTEN).

          (g) Assignee hereby provides the administrative detail on Addendum I hereto.

[Other provisions to be as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the data first above written.


                                     [ASSIGNOR)


                                     _____________________________
                                     By:
                                     Title:

                                     _____________________________
                                     By:
                                     Title:
                                     Address:

                                     [ASSIGNEE]


                                     _____________________________
                                     By:
                                     Title:


                                     ___________________________
                                     By:
                                     Title:
                                     Address:


(If required by Section 26 of the Credit Agreement)

ACKNOWLEDGED AND CONSENTED TO:

BANK OF OKLAHOMA, N.A., as Agent


By:___________________________
   Name:
   Title:

                                 ADDENDUM 1 TO

                        ASSIGNMENT AND ACCEPTANCE AGREEMENT


The following administrative details apply to the Assignee:


(A)  Notice Address:  _______________________________________________
                      _______________________________________________
Assignee name:        _______________________________________________
Address:              _______________________________________________
                      _______________________________________________
                      _______________________________________________
Attention:            _______________________________________________
Telephone:            (___)___________________________________
Telecopier:           (___)___________________________________
Telex (Answerback):   ________________________________________

(B)  Payment Instructions:

Account No.:          ________________________________________
At:                   ________________________________________
                      ________________________________________
                      ________________________________________
Reference:            ________________________________________
Attention:            ________________________________________




































                                  EXHIBIT "E"

                              SOLVENCY CERTIFICATE

     This Certificate is delivered pursuant to Section 9 of the Amended and Restated Credit Agreement, dated as of December 30, 2003 (the "Credit Agreement"), among DELTA PETROLEUM CORPORATION, a Colorado corporation, DELTA EXPLORATION COMPANY, INC., a Colorado corporation, and PIPER PETROLEUM COMPANY, a Colorado corporation (collectively referred to herein as the "Borrowers" and each individually are sometimes referred to herein as a "Borrower") and BANK OF OKLAHOMA, N.A., a national banking association ("BOK"), and each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Agreement) or which may from time to time become a party hereto pursuant to the provisions of Section 28 of the Credit Agreement or any successor or assignee thereof (hereinafter collectively referred to as the "Banks", and individually, a "Bank") and BOK, as Agent ("Agent"). All capitalized terms used in this Certificate which are defined in the Credit Agreement are used in this Certificate with the same meanings as provided in the Credit Agreement.

     To induce the Banks to make the Loans, the undersigned hereby certifies to Agent and the Banks as follows:

     1. I am the duly qualified and acting Chief Financial Officer of each Borrower, and in such capacity I am familiar with the management of the financial affairs and accounting practices of each Borrower and its Subsidiaries and the preparation of the financial statements of the Borrowers and their Subsidiaries. I understand that the delivery of these financial statements is a condition precedent to the Banks' respective obligations to make Loans to the Borrowers and that the Banks will rely on the truth and accuracy of such financial statements in connection with making such Loans to the Borrowers.

     2. I have reviewed the contents of this Certificate, and, to the extent I have deemed it necessary or prudent, I have conferred with counsel for the Borrowers for the purpose of discussing the meaning of its contents. I have also consulted with other officers, employees, representatives, advisers and agents of the Borrowers and their Subsidiaries with respect to providing this certification. I have made such other investigations and inquiries as I have deemed necessary or prudent.

     3. Neither any of the Borrowers nor any of their Subsidiaries is insolvent. "Insolvent" as used herein means that the sum of a Borrower's or a Subsidiaries' assets, at their fair valuation and based on their present fair saleable value, is less than the amount of its debts, including contingent liabilities. As used herein, the term "debt" means any liability on a claim, and "claim" as used herein means (i) the right to payment, whether or not such right is reduced to judgment or is liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment or is fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
In reaching the foregoing conclusion, I have also taken into consideration the probable liabilities, contingent or otherwise, of each Borrower and its Subsidiaries to their respective creditors after giving effect to the transactions contemplated by the Credit Agreement.

     4. After the incurrence of their obligations under the Credit Agreement and the Loan Documents, neither any Borrower nor any of its Subsidiaries will have incurred debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrowers and their Subsidiaries), and the cash available to the Borrowers and their Subsidiaries, after taking into account all other anticipated uses of such cash, is anticipated to be sufficient to pay all such amounts on or in respect of the debts of the Borrowers and their Subsidiaries, as the case may be, when such amounts are required to be paid.

     5. After the incurrence of their obligations under the Credit Agreement and Loan Documents, each of the Borrowers and each of their respective Subsidiaries will have sufficient capital to conduct their present or proposed business, and the property of each of the Borrowers and each of their respective Subsidiaries does not constitute unreasonably small capital with which to conduct Borrowers' present or proposed business.

     6. Neither any Borrower nor any of their respective Subsidiaries is entering into the arrangements contemplated by the Credit Agreement or the Security Instruments, or intending to make any transfer or incur any obligations thereunder, with the actual intent to hinder, delay or defraud any of its present or future creditors.

     I represent the foregoing information to be true and correct to my best knowledge and belief and execute this Certificate, in my representative capacity on behalf of the Borrowers and their Subsidiaries, as of December 30, 2003.


                           _______________________________,
                           _____________, Chief Financial Officer of each of DELTA PETROLEUM CORPORATION,
                           DELTA EXPLORATION COMPANY, INC. and
                           PIPER PETROLEUM COMPANY

































                                  EXHIBIT "F"

                             INTEREST RATE ELECTION

Bank of Oklahoma, N.A.
1625 Broadway, Suite 1570
Denver, Colorado 80202
Attention:  Allen Rheem

Gentlemen:

     1. This Interest Rate Election is delivered to you pursuant to Section ___ of the Amended and Restated Credit Agreement dated as of December 30, 2003 (the "Credit Agreement"), among Delta Petroleum Corporation, et al., as borrowers, Bank of Oklahoma, N.A., as Agent, and the Banks named therein. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

     2.   Borrowers hereby request a LIBOR Tranche as follows:

          (a)  Dollar Amount:

          (b)  First Day of LIBOR Interest Period:

          (c)  Duration (month(s)):


                                DELTA PETROLEUM CORPORATION,
                                a Colorado corporation

                                By: ______________________________________
                                Name:
                                Title:

                                DELTA EXPLORATION COMPANY, INC.,
                                a Colorado corporation

                                By: ______________________________________
                                Name:
                                Title:

                                PIPER PETROLEUM COMPANY,
                                a Colorado corporation

                                By: ______________________________________
                                Name:
                                Title:















                                  SCHEDULE 1

                                    LIENS



NONE




                                   SCHEDULE 2

                              FINANCIAL CONDITION


NONE



                                   SCHEDULE 3

                                  LIABILITIES


NONE



                                   SCHEDULE 4

                                   LITIGATION


NONE



                                   SCHEDULE 5

                                  SUBSIDIARIES


                NAME OF                               STATE OF
              SUBSIDIARY                           INCORPORATION
              ----------                           --------------

Amber Resources Company                               Delaware

Piper Petroleum Corporation                           Colorado

Delta Exploration Company, Inc.                       Colorado

Castle Texas Exploration Limited Partnership          Texas








                                   SCHEDULE 6

                              ENVIRONMENTAL MATTERS


NONE



                                   SCHEDULE 7

                                  GAS CONTRACTS


NONE



                                   SCHEDULE 8

                                  TITLE MATTERS


SEE ATTACHED



                                   SCHEDULE 9

                                CURATIVE MATTERS


NONE



                                   SCHEDULE 10

                                  PERMITTED LIENS


NONE